Exhibit 1.2
INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of BlackBerry Limited
We have audited the accompanying consolidated financial statements of BlackBerry Limited [the “Company”], which are comprised of the consolidated balance sheets as at February 28, 2017 and February 29, 2016, the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years ended February 28, 2017, February 29, 2016, and February 28, 2015, and a summary of significant accounting policies and other explanatory information.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2017 and February 29, 2016, and the results of its operations and its cash flows for each of the years ended February 28, 2017, February 29, 2016, and February 28, 2015, in accordance with United States generally accepted accounting principles.
Other matter
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of February 28, 2017, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated March 31, 2017, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Kitchener, Canada, March 31, 2017	/s/ Ernst & Young LLP Chartered Professional Accountants Licensed Public Accountants

1

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
To the Board of Directors and Shareholders of BlackBerry Limited
We have audited BlackBerry Limited’s [the “Company”] internal control over financial reporting as of February 28, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that [1] pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; [2] provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and [3] provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 28, 2017, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at February 28, 2017 and February 29, 2016, and the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years ended February 28, 2017, February 29, 2016 and February 28, 2015 of the Company and our report dated March 31, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Kitchener, Canada,	Chartered Professional Accountants
March 31, 2017	Licensed Public Accountants

2

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
To the Shareholders of BlackBerry Limited
Management of BlackBerry Limited is responsible for the preparation and presentation of the Consolidated Financial Statements and all of the financial information in this Annual Report. The Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles and include certain amounts based upon estimates and judgments required for such preparation. The financial information appearing throughout this Annual Report is consistent with the Consolidated Financial Statements. The Consolidated Financial Statements have been reviewed by the Audit and Risk Management Committee and approved by the Board of Directors of BlackBerry Limited.
In fulfilling its responsibility for the reliability and integrity of financial information, management has developed and maintains systems of accounting and internal controls and budgeting procedures. Management believes these systems and controls provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management’s authorization and financial records are reliable for the preparation of accurate and timely Consolidated Financial Statements.
The Company’s Audit and Risk Management Committee of the Board of Directors, which consists entirely of non-management independent directors, usually meets two times per fiscal quarter with management and the independent registered public accounting firm to ensure that each is discharging its respective responsibilities, to review the Consolidated Financial Statements and either the quarterly review engagement report or the independent registered public accounting firm’s report and to discuss significant financial reporting issues and auditing matters. The Company’s external registered public accounting firm has full and unrestricted access to the Audit and Risk Management Committee to discuss audit findings, financial reporting and other related matters. The Audit and Risk Management Committee reports its findings to the Board of Directors for consideration when the Board approves the Consolidated Financial Statements for issuance to the shareholders.
The Consolidated Financial Statements for fiscal 2017, fiscal 2016 and fiscal 2015 have been audited by Ernst & Young LLP, the independent registered public accounting firm appointed by the shareholders, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

/s/ John S. Chen
Waterloo, Ontario	John S. Chen
March 31, 2017	President & CEO

3

BlackBerry Limited
Incorporated under the Laws of Ontario
(United States dollars, in millions)
Consolidated Balance Sheets

	As at
	February 28, 2017	February 29, 2016
Assets
Current
Cash and cash equivalents	$734	$957
Short-term investments	644	1,420
Accounts receivable, net	181	338
Other receivables	34	51
Inventories	26	143
Income taxes receivable	17	—
Other current assets	55	102
	1,691	3,011
Long-term investments	269	197
Restricted cash and cash equivalents	51	50
Property, plant and equipment, net	91	412
Goodwill	559	618
Intangible assets, net	602	1,213
Deferred income tax asset	—	33
	$3,263	$5,534
Liabilities
Current
Accounts payable	$103	$270
Accrued liabilities	258	368
Income taxes payable	—	9
Deferred revenue	245	392
	606	1,039
Long-term debt	591	1,277
Deferred income tax liability	9	10
	1,206	2,326
Shareholders’ equity
Capital stock and additional paid-in capital
Preferred shares: authorized unlimited number of non-voting, cumulative, redeemable and retractable	—	—
Common shares: authorized unlimited number of non-voting, redeemable, retractable Class A common shares and unlimited number of voting common shares
Issued - 530,497,193 voting common shares (February 29, 2016 - 521,172,271)	2,512	2,448
Retained earnings (deficit)	(438)	768
Accumulated other comprehensive loss	(17)	(8)
	2,057	3,208
	$3,263	$5,534
See notes to consolidated financial statements.
On behalf of the Board:

John S. Chen	Barbara Stymiest
Director	Director

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Shareholders’ Equity

	Capital Stock and Additional Paid-in Capital	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
Balance as at March 1, 2014	$2,418	$(179)	$1,394	$(8)	$3,625
Net loss	—	—	(304)	—	(304)
Other comprehensive loss	—	—	—	(15)	(15)
Shares issued:
Exercise of stock options	6	—	—	—	6
Stock-based compensation	50	—	—	—	50
Excess tax benefit related to stock-based compensation	8	—	—	—	8
Sale of treasury stock	—	141	(80)	—	61
Treasury shares released for restricted share unit settlements	(38)	38	—	—	—
Balance as at February 28, 2015	2,444	—	1,010	(23)	3,431
Net loss	—	—	(208)	—	(208)
Other comprehensive income	—	—	—	15	15
Shares issued:
Exercise of stock options	3	—	—	—	3
Stock-based compensation	60	—	—	—	60
Tax deficiencies related to stock-based compensation	(1)	—	—	—	(1)
Share repurchase	(59)	—	(34)	—	(93)
Employee share purchase plan	1	—	—	—	1
Balance as at February 29, 2016	2,448	—	768	(8)	3,208
Net loss	—	—	(1,206)	—	(1,206)
Other comprehensive loss	—	—	—	(9)	(9)
Shares issued:
Exercise of stock options	1	—	—	—	1
Stock-based compensation	60	—	—	—	60
Tax deficiencies related to stock-based compensation	(1)	—	—	—	(1)
Employee share purchase plan	4	—	—	—	4
Balance as at February 28, 2017	$2,512	$—	$(438)	$(17)	$2,057
See notes to consolidated financial statements.

5

BlackBerry Limited
(United States dollars, in millions, except per share data)
Consolidated Statements of Operations

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Revenue
Software, services and service access fees	$935	$1,276	$1,854
Hardware and other	374	884	1,481
	1,309	2,160	3,335
Cost of sales
Software, services and service access fees	109	247	287
Hardware and other	433	936	1,349
Inventory write-down	150	36	95
	692	1,219	1,731
Gross margin	617	941	1,604

Operating expenses
Research and development	306	469	711
Selling, marketing and administration	553	653	769
Amortization	186	277	298
Impairment of goodwill	57	—	—
Impairment of long-lived assets	501	—	—
Loss on sale, disposal and abandonment of long-lived assets	171	195	169
Debentures fair value adjustment	24	(430)	80
	1,798	1,164	2,027
Operating loss	(1,181)	(223)	(423)
Investment income (loss), net	(27)	(59)	38
Loss before income taxes	(1,208)	(282)	(385)
Recovery of income taxes	(2)	(74)	(81)
Net loss	$(1,206)	$(208)	$(304)
Loss per share
Basic	$(2.30)	$(0.40)	$(0.58)
Diluted	$(2.30)	$(0.86)	$(0.58)
See notes to consolidated financial statements.

6

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Comprehensive Loss

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Net loss	$(1,206)	$(208)	$(304)
Other comprehensive income (loss)
Net change in unrealized gains (losses) on available-for-sale investments	(7)	1	1
Net change in fair value of derivatives designated as cash flow hedges during the year, net of income tax recovery of nil (February 29, 2016 - income tax recovery of $2 million; February 28, 2015 - income tax recovery of $3 million)	2	(3)	(29)
Amounts reclassified to net loss during the year, net of income tax recovery of nil (February 29, 2016 - income tax recovery of $2 million; February 28, 2015 - income tax recovery of $2 million)	(1)	27	13
Foreign currency translation adjustment	(3)	(10)	—
Other comprehensive income (loss)	(9)	15	(15)
Comprehensive loss	$(1,215)	$(193)	$(319)
See notes to consolidated financial statements.

7

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Cash Flows

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Cash flows from operating activities
Net loss	(1,206)	(208)	(304)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	239	616	694
Deferred income taxes	33	(105)	62
Stock-based compensation	60	60	50
Impairment of goodwill	57	—	—
Impairment of long-lived assets	501	—	—
Loss on sale, disposal and abandonment of long-lived assets	171	195	169
Debentures fair value adjustment	24	(430)	80
Other	—	16	3
Net changes in working capital items
Accounts receivable, net	157	200	469
Other receivables	17	47	55
Inventories	117	(21)	123
Income tax receivable	(17)	166	204
Other current assets	45	257	116
Accounts payable	(167)	14	(240)
Accrued liabilities	(99)	(304)	(550)
Income taxes payable	(9)	9	—
Deferred revenue	(147)	(255)	(118)
Net cash provided by (used in) operating activities	(224)	257	813
Cash flows from investing activities
Acquisition of long-term investments	(430)	(326)	(802)
Proceeds on sale or maturity of long-term investments	228	301	515
Acquisition of property, plant and equipment	(17)	(32)	(87)
Proceeds on sale of property, plant and equipment	95	4	348
Acquisition of intangible assets	(52)	(70)	(421)
Business acquisitions, net of cash acquired	(5)	(698)	(119)
Acquisition of short-term investments	(1,366)	(2,764)	(2,949)
Proceeds on sale or maturity of short-term investments	2,271	3,146	2,342
Net cash provided by (used in) investing activities	724	(439)	(1,173)
Cash flows from financing activities
Issuance of common shares	5	4	6
Payment of contingent consideration from business acquisitions	(15)	—	—
Excess tax benefit (deficiency) related to stock-based compensation	(1)	(1)	8
Sale of treasury stock	—	—	61
Common shares repurchased	—	(93)	—
Effect of foreign exchange gains on restricted cash and cash equivalents	(3)	—	—
Repurchase of 6% Debentures	(1,315)	—	—
Issuance of 3.75% Debentures	605	—	—
Transfer from (to) restricted cash and cash equivalents	2	12	(59)
Net cash provided by (used in) financing activities	(722)	(78)	16
Effect of foreign exchange loss on cash and cash equivalents	(1)	(16)	(2)
Net decrease in cash and cash equivalents during the year	(223)	(276)	(346)
Cash and cash equivalents, beginning of year	957	1,233	1,579
Cash and cash equivalents, end of year	$734	$957	$1,233
See notes to consolidated financial statements.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

1.	BLACKBERRY LIMITED AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES
BlackBerry Limited (the “Company”) is a mobile-native security software and services company dedicated to securing the Enterprise of Things. Based in Waterloo, Ontario, the Company was founded in 1984 and operates in North America, Europe, Asia, Middle East, Latin America and Africa. The Company trades under the ticker symbols “BB” on the Toronto Stock Exchange and “BBRY” on the NASDAQ.
Basis of Presentation and Preparation
The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented, except as described in Note 2. Certain of the comparative figures have been reclassified to conform to the current year’s presentation.
Change in Fiscal Year
Effective in the fourth quarter of fiscal 2016, the Company changed its fiscal year from a 52- or 53-week year ending the last Saturday in February or the first Saturday in March to a calendar basis ending the last day of February. The purpose of this change was to be consistent with common practice in the software industry, given the Company’s increased emphasis on software and its completed acquisitions of software companies with recurring revenue streams. The Company does not believe that the impact of the change was material.
Accordingly, the Company’s 2017 fiscal year ended on February 28, 2017, its 2016 fiscal year ended on February 29, 2016, and its 2015 fiscal year ended on February 28, 2015.
Comparability between fiscal year-ends may be affected by varying lengths of the period. Accordingly, fiscal 2017 was one day shorter than fiscal 2016, and fiscal 2016 was two days longer than fiscal 2015.
Accounting Policies and Critical Accounting Estimates
Use of estimates
The preparation of the consolidated financial statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, provisions for excess and obsolete inventories and liabilities for purchase commitments with contract manufacturers and suppliers, provisions for warranty, revenue-related estimates including vendor-specific objective evidence of selling price (“VSOE”), best estimated selling price (“BESP”), right of return and customer incentive commitments, royalties, implied fair value of goodwill, long-lived asset impairment, amortization expense, fair values of assets acquired and liabilities assumed in business combinations, provision for income taxes, realization of deferred income tax assets and the related components of the valuation allowance, allowance for doubtful accounts, and the fair values of financial instruments. Actual results could differ from these estimates.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company and substantially all of the Company’s subsidiaries.
Foreign currency denominated assets and liabilities of the Company and its U.S. dollar functional currency subsidiaries are translated into U.S. dollars. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect as at the consolidated balance sheet dates, and revenues and expenses are translated at the rates of exchange prevailing when the transactions occurred. Re-measurement adjustments are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.
Foreign currency denominated assets and liabilities of the Company’s non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars at the exchange rates in effect as at the consolidated balance sheet dates. Revenue and expenses are translated using monthly average exchange rates. Exchange gains or losses arising from translation of foreign currency denominated assets and liabilities are included as a currency translation adjustment within accumulated other comprehensive income (loss) (“AOCI”).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition.
Accounts receivable, net
The accounts receivable balance reflects invoiced and accrued revenue and is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in the accounts receivable balance. The Company is dependent on a number of significant customers and on large complex contracts with respect to the majority of its products, software and service revenue. The Company expects the majority of its accounts receivable balances to continue to come from large customers as it sells the majority of its software products, services, and devices through resellers and network carriers rather than directly.
The Company evaluates the collectability of its accounts receivable balance based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends and economic circumstances. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of accounts receivables balances could be further adjusted.
Investments
The Company’s cash equivalents and investments, other than cost method investments, consist of money market and other debt securities, which are classified as available-for-sale for accounting purposes and are carried at fair value. Unrealized gains and losses, net of related income taxes, are recorded in AOCI until such investments mature or are sold. The Company uses the specific identification method of determining the cost basis in computing realized gains or losses on available-for-sale investments, which are recorded in investment income. In the event of a decline in value that is other-than-temporary, the investment is written down to fair value with a charge to income. The Company does not exercise significant influence with respect to any of these investments.
Investments with maturities at time of purchase of three months or less are classified as cash equivalents. Investments with maturities of one year or less (but which are not cash equivalents), as well as any investments that management intends to hold for less than one year, are classified as short-term investments. Investments with maturities in excess of one year are classified as long-term investments.
The Company assesses individual investments that are in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investment. In the event that a decline in the fair value of an investment occurs and that decline in value is considered to be other-than-temporary, an impairment charge is recorded in investment income equal to the difference between the cost basis and the fair value of the individual investment as at the consolidated balance sheet date of the reporting period for which the assessment was made. The fair value of the investment then becomes the new cost basis of the investment.
If a debt security’s market value is below its amortized cost and either the Company intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income for the entire amount of the impairment. For other-than-temporary impairments on debt securities that the Company does not intend to sell and it is not more likely than not that the entity will be required to sell the security before its anticipated recovery, the Company would separate the other-than-temporary impairment into the amount representing the credit loss and the amount related to all other factors. The Company would record the other-than-temporary impairment related to the credit loss as a charge to investment income, and the remaining other-than-temporary impairment would be recorded as a component of AOCI.
Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points, volatilities and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation.
For derivative instruments designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of AOCI, net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income. The ineffective portion of the derivative’s gain or loss is recognized in current income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in offsetting changes in the fair value of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items and whether they are expected to continue to be highly effective in future periods.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in AOCI are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income.
For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.
Inventories
Raw materials, work in process and finished goods are stated at the lower of cost or market value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in, first-out basis. Market is generally considered to be replacement cost; however, market is not permitted to exceed the ceiling (net realizable value) or be less than the floor (net realizable value less a normal markup). Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion and disposal.
Property, plant and equipment, net
Property, plant and equipment are stated at cost, less accumulated amortization. No amortization is provided for construction in progress until the assets are ready for use. Amortization is provided using the following rates and methods:

Buildings, leasehold improvements and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing equipment, research and development equipment and tooling	Straight-line over terms between 1 and 5 years
Furniture and fixtures	Declining balance at 20% per annum
Assets Held For Sale
When certain criteria are met, the Company reclassifies assets and related liabilities as held for sale at the lower of their carrying value or fair value less costs to sell and, if material, presents them separately on the Company’s consolidated balance sheets. If the carrying value exceeds the fair value less costs to sell, a loss is recognized. If the plan to sell an asset includes a leaseback arrangement for which the Company will retain more than a minor portion of the use of the asset, then the asset is not reclassified as held for sale as the criteria are deemed not to have all been met. Assets classified as held for sale are no longer amortized. Comparative historical figures are reclassified to conform to the current year’s presentation.
The Company applies judgment in determining whether the criteria for reclassifying assets as held for sale are met, including the assessment of sale leaseback arrangements included in the plan to sell. Further, in determining fair values less costs to sell, the Company utilizes bids received from prospective purchasers and third-party appraisals, based on

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

discounted cash flow or market comparable valuation approaches. The Company estimates costs to sell based on historical costs incurred for similar transactions. Should any of the estimates change, or if the actual proceeds of disposal differ from the estimates of fair value, it could have a material impact on net loss.
The Company had no assets held for sale at February 28, 2017.
Goodwill
Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. Goodwill is allocated at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group.
As a result of the internal reporting reorganization and the Company’s transition to segmented reporting as described in Note 15, the change in reporting unit structure necessitated a goodwill impairment assessment preceding and following the reorganization of reporting units. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. Following the reorganization, goodwill was assigned to the reporting units based upon the relative fair value allocation approach. The estimated fair value is determined utilizing multiple approaches based on the reporting units valued. In its analysis, the Company utilized multiple valuation techniques, including the income approach, discounted future cash flows, the market-based approach, and the asset value approach. The carrying amount of the Company’s assets was assigned to reporting units using reasonable methodologies based on the asset type. When the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit is considered to be impaired and the second step is necessary. Different judgments could yield different results.
The completion of step one of the goodwill impairment test following the internal reporting reorganization provided indications of impairment in certain reporting units, necessitating step two.
In the second step, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The second step involves significant judgment in the selection of assumptions necessary to arrive at an implied fair value of goodwill. Different judgments could yield different results.
Using the impaired reporting units’ fair value determined in step one as the acquisition prices in hypothetical acquisitions of the reporting units, the implied fair values of goodwill were calculated as the residual amount of the acquisition price after allocations made to the fair values of net assets, including working capital, property, plant and equipment and both recognized and unrecognized intangible assets. Based on the results of step two of the goodwill impairment test, it was concluded that the carrying value of goodwill was impaired. Consequently, the Company recorded total goodwill impairment charges of $5 million and $52 million in the Mobility Solutions and SAF operating segments, respectively (the “Goodwill Impairment Charge”), in the first quarter of fiscal 2017. The results of step one of the goodwill impairment test also indicated impairment in the asset groups associated with those reporting units resulting in the long-lived asset impairment test as discussed below.
Intangible assets
Intangible assets with definite lives are stated at cost, less accumulated amortization. Amortization is provided on a straight-line basis over the following terms:

Acquired technology	Between 3 and 10 years
Intellectual property	Between 1 and 17 years
Other acquired intangibles	Between 2 and 10 years
Acquired technology consists of intangible assets acquired through business acquisitions. Intellectual property consists of patents (both purchased and internally generated) and agreements with third parties for the use of intellectual property. Other acquired intangibles include items such as customer relationships and brand. The useful lives of intangible assets are evaluated at least annually to determine if events or circumstances warrant a revision to their remaining period of amortization. Legal, regulatory and contractual factors, the effects of obsolescence, demand, competition and other economic factors are potential indicators that the useful life of an intangible asset may be revised.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Impairment of long-lived assets
The Company reviews long-lived assets (“LLA”) such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment.
The LLA impairment requires the Company to identify its asset groups and test impairment of each asset group separately. To conduct the LLA impairment test, the asset group is tested for recoverability using undiscounted cash flows over the remaining useful life of the primary asset. If forecasted net cash flows are less than the carrying amount of the asset group, an impairment charge is measured by comparing the fair value of the asset group to its carrying value. Determining the Company’s asset groups and related primary assets requires significant judgment by management. Different judgments could yield different results.
When indicators of impairment exist, LLA impairment is tested using a two-step process. The Company performs a cash flow recoverability test as the first step, which involves comparing the asset group’s estimated undiscounted future cash flows to the carrying amount of its net assets. If the net cash flows of the asset group exceed the carrying amount of its net assets, LLA are not considered to be impaired. If the carrying amount exceeds the net cash flows, there is an indication of potential impairment and the second step of the LLA impairment test is performed to measure the impairment amount. The second step involves determining the fair value of the asset group. Fair values are determined using valuation techniques that are in accordance with U.S. GAAP, including the market approach, income approach and cost approach. If the carrying amount of the asset group’s net assets exceeds the fair value of the Company, then the excess represents the maximum amount of potential impairment that will be allocated to the asset group, with the limitation that the carrying value of each separable asset cannot be reduced to a value lower than its individual fair value. The total impairment amount allocated is recognized as a non-cash impairment loss.
The Company reviews any changes in events and circumstances that have occurred on a quarterly basis to determine if indicators of LLA impairment exist. In the first quarter of fiscal 2017, as a result of step one of the goodwill impairment assessment, the Company performed an LLA impairment analysis on the asset groups associated with the impaired reporting units using the procedure described above, which included a cash flow recoverability test. The estimated undiscounted net cash flows of the asset groups showing indicators of impairment were determined utilizing the Company’s internal forecasts. The Company concluded that the carrying value of certain asset groups exceeded the undiscounted net cash flows. Consequently, step two of the LLA impairment test was performed whereby the fair values of certain of the Company’s assets were compared to their carrying values.
As a result of such LLA impairment test, the Company recorded a non-cash, pre-tax and after-tax charge against its LLA of approximately $501 million ($0.95 per share) (the “LLA Impairment Charge”) in the first quarter of fiscal 2017, which was applicable to the intellectual property within the asset group associated with the Mobility Solutions segment.
Business acquisitions
The Company accounts for its acquisitions using the acquisition method whereby identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition. The excess of the acquisition price over such fair value, if any, is recorded as goodwill, which is not expected to be deductible for tax purposes. The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.
Royalties
The Company recognizes its liability for royalties in accordance with the terms of existing license agreements. Where license agreements are not yet finalized, the Company recognizes its current estimates of the obligation in accrued liabilities in the consolidated financial statements. When the license agreements are subsequently finalized, the estimate is revised accordingly. Management’s estimates of royalty rates are based on the Company’s historical licensing activities, royalty payment experience, and forward-looking expectations.
Warranty
The Company records the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs. The Company does not have any warranty obligations associated with BlackBerry-branded smartphones sold by licensing partners.
The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair costs. If the Company experiences increased or decreased warranty activity, or increased or decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be recognized in the reporting period when such revisions are made.
Convertible debentures
The Company elected to measure its outstanding convertible debentures (collectively, the “Debentures” as defined in Note 10) at fair value in accordance with the fair value option. Each period, the fair value of the Debentures is recalculated and resulting gains and losses from the change in fair value of the Debentures are recognized in income. The fair value of the Debentures has been determined using the significant inputs of principal value, interest rate spreads and curves, embedded call option prices, the market price and volatility of the Company’s listed common shares, and the Company’s implicit credit spread.
Revenue recognition
The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer and title has been transferred or the services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each of the Company’s major categories of revenue.
Software and Services
Revenue from term licensed software and value-added services is recognized upon delivery or ratably over the license or subscription term. Revenue from perpetual licenses is recognized either upon delivery or over the estimated customer life, depending on whether the Company has obtained VSOE of fair value for the associated undelivered products bundled with the perpetual license. When an arrangement includes both term and perpetual software licenses, all revenue is recognized ratably over the longer of the service delivery periods applicable to the term and perpetual software licenses. All of the deliverables under these licenses are deemed to have been made in accordance with industry-specific software revenue recognition accounting guidance.
When the VSOE of fair value has not been established, the Company uses the residual method to recognize revenue if the VSOE of fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or those services are provided.
Revenue from professional services can be part of software license arrangements or sold separately. When professional services are sold as part of software license arrangements, recognition of revenue for the entire transaction either occurs over the period in which the services are expected to be performed or does not commence until completion and acceptance of these professional services, depending on the facts and circumstances of the transaction. Revenue from professional services sold separately from software licenses is recognized upon completion of the services.
Revenue from renewals of support and maintenance contracts is recognized ratably over the contract term.
Hardware
Revenue for hardware products is recognized when the four revenue recognition criteria noted above are met. The Company records reductions to revenue for estimated commitments related to price protection, rights of return and customer incentive programs. If there is a risk of future pricing concessions and a reliable estimate cannot be made at the time of shipment, the Company recognizes the related revenue and costs of goods sold when its products are sold through to an end user.
Significant judgment is applied by the Company to determine whether shipments of devices have met the Company’s revenue recognition criteria, as the analysis is dependent on many facts and circumstances. The Company recognizes revenue upon shipment provided that the Company is able to conclude that the price was fixed or determinable. Sales of the Company’s devices to wireless carriers in certain regions are recognized as revenue at the time of shipment. Other shipments of devices are recognized as revenue only when the devices sell through to end users. For shipments where the Company recognizes revenue when the product is sold through to an end user, the Company determines the point at which

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

that happens based upon internally generated reporting indicating when the devices are activated on the Company’s relay infrastructure.
Service Access Fees
Revenue from service access fees is recognized ratably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the pre-billing is recorded as deferred revenue. Service access fee revenue also includes the recognition of previously deferred revenue related to multiple-element arrangements for non-software services and software upgrade rights related to BlackBerry 10 devices.
Intellectual Property
The Company’s outbound patent licensing agreements provide for license fees that may be a single upfront payment or multiple payments representing all or a majority of the licensing revenue that will be payable to the Company. These agreements may be perpetual or term in nature and grant (i) a limited non-exclusive, non-transferable license to certain of the Company’s patents, (ii) a covenant not to enforce patent rights against the licensee, and (iii) the release of the licensee from certain claims. Revenue from patent licensing agreements is recorded when the four major criteria of revenue recognition noted above are met. These criteria are generally fulfilled upon mutual signing of the license agreement.
From time to time, the Company may sell patents, which are typically non-strategic, to the Company’s product and patent portfolio. These patent sales are a part of the technology and patent licensing strategy, and therefore represent a component of the Company’s major or central operations. Revenue from patent sales is recorded when the four major criteria of revenue recognition noted above are met. For perpetual agreements, these criteria are generally fulfilled upon the beginning of the license period, coinciding with the mutual signing of the license agreement. For term-based agreements, these criteria are generally considered to be fulfilled over the life of the agreement and revenue is recognized ratably.
Mobility Licensing
In fiscal 2017, the Company entered into three license agreements under which the Company has licensed its security software and service suite, as well as related brand assets, to third parties who will design, manufacture, sell and provide customer support for BlackBerry-branded mobile handsets. Revenue is recognized when the four major criteria of revenue recognition noted above are met. Mobility license revenue for licensees, whose sales exceed contractual sales minimums, is recognized when licensed products are sold as reported by the Company’s licensees. For licensees whose sales do not exceed contractual sales minimums, revenue is recognized ratably over the license term based on contractual minimum amounts.
Shipping and Handling Costs
Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales. Shipping and handling costs that cannot be reasonably attributed to certain customers are included in selling, marketing and administration.
Multiple-element arrangements
The Company enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings. The Company’s typical multiple-element arrangements involve: (i) software with technical support services, and (ii) BlackBerry 10 or Android handheld devices with unspecified software upgrades on a when-and-if available basis along with undelivered non-software services.
For the Company’s arrangements involving multiple deliverables, the consideration from the arrangement is allocated to each respective element based on its relative selling price, using VSOE. In certain limited instances when the Company is unable to establish the selling price using VSOE, the Company attempts to establish the selling price of each element based on acceptable third-party evidence of selling price (“TPE”); however, the Company is generally unable to reliably determine the selling prices of similar competitor products and services on a stand-alone basis. In these instances, the Company uses BESP in its allocation of arrangement consideration, where permitted. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis.
For arrangements involving multiple deliverables of software with technical support services, revenue is recognized based on the industry-specific software revenue recognition accounting guidance. If the Company is not able to determine VSOE for all of the deliverables of the arrangement, but is able to obtain VSOE for all undelivered elements, revenue is allocated using the residual method. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration, less the aggregate fair value of any undelivered elements. If VSOE of any

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

undelivered software element does not exist, revenue from the entire arrangement is deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist; or (ii) when VSOE can be established.
For arrangements involving multiple deliverables including the BlackBerry 10 or Android device and the essential operating system software, as well as unspecified software upgrade rights and non-software services for which the Company may not charge for separately, the consideration from the arrangement is allocated to each respective element based on the relative selling price, using the Company’s BESP, as the device, unspecified software upgrade rights and non-software services are no longer sold separately. The consideration for the delivered hardware and the related essential operating system software are recognized at the time of sale provided that the four general revenue recognition criteria have been met. The consideration allocated to the unspecified software upgrade rights and non-software services is deferred and recognized on a straight-line basis over the estimated period during which the software upgrades and non-software services are expected to be provided.
The Company determines BESP for a product or service by considering multiple factors including, but not limited to, historical pricing practices for similar offerings, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with, and formal approval by, the Company’s management, taking into consideration the Company’s marketing strategy. The Company regularly reviews VSOE, TPE and BESP, and maintains internal controls over the establishment and updates of these estimates. Based on the above factors, the Company’s BESP for the unspecified software upgrade right and non-software services ranges from $4 to $20 per device based on the operating system and the region in which the service is provided.
Income taxes
The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities, and measured using enacted income tax rates and tax laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.
Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
Research and development
Research costs are expensed as incurred. Development costs for BlackBerry devices and licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are generally released soon after technological feasibility has been established and therefore costs incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.
Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company’s reportable items of comprehensive income (loss) are the cumulative translation adjustment resulting from non-U.S. dollar functional currency subsidiaries as described under the foreign currency translation policy above, cash flow hedges as described in

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Note 5, and changes in the fair value of available-for-sale investments as described in Notes 3 and 4. Realized gains or losses on available-for-sale investments are reclassified into investment income using the specific identification basis.
Earnings (loss) per share
Earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the fiscal year. The treasury stock method is used for the calculation of the dilutive effect of stock options. The if-converted method is used for the dilutive effect of the Debentures.
Stock-based compensation plans
The Company has stock-based compensation plans. Awards granted under the plans are detailed in Note 11(b).
The Equity Incentive Plan (the “Equity Plan”) was adopted during fiscal 2014 and replaced the Company’s previous Equity Incentive Plan and Restricted Share Unit Plan (the “Prior Plans”). Awards previously granted under the Prior Plans continue to be governed by the terms of the Prior Plans and by any amendments approved by the Company’s Board of Directors (the “Board”). The Equity Plan provides for the grants of incentive stock options and restricted share units (“RSUs”) to officers and employees of the Company or its subsidiaries. The number of common shares authorized for awards under the Equity Plan is 21,375,000 common shares. Any shares that are subject to options granted after fiscal 2013 are counted against this limit as 0.625 share for every one option granted, and any shares that are subject to RSUs granted after fiscal 2013 are counted against this limit as one share for every RSU. Awards previously granted under the Prior Plans and the Equity Plan that expire or are forfeited, or settled in cash, are added to the shares available under the Equity Plan. Options forfeited will be counted as 0.625 shares to the shares available under the Equity Plan. Shares issued as awards other than options (i.e., RSUs) that expire or are forfeited, settled in cash or sold to cover withholding tax requirements are counted as one share added to the shares available under the Equity Plan. In addition to awards under the Equity Plan, 10,521,418 RSUs were granted to Mr. Chen as an inducement to enter into a contract of full-time employment.
The Company measures stock-based compensation expense for options at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option pricing model for stock options and the expense is recognized ratably over the vesting period. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the number of stock-based awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations would be impacted.
Any consideration paid by employees on exercise of stock options, plus any recorded stock-based compensation within additional paid-in capital related to that stock option, is credited to capital stock.
RSUs are redeemed for common shares issued by the Company or the cash equivalent on the vesting dates established by the Board or the Compensation, Nomination and Governance Committee of the Board. The RSUs generally vest over a three-year period, either in equal annual installments or on the third anniversary date. The Company classifies RSUs as equity instruments as the Company has the ability and intent to settle the awards in common shares. The compensation expense for standard RSUs is calculated based on the fair value of each RSU as determined by the closing value of the Company’s common shares on the business day of the grant date. The Company recognizes compensation expense over the vesting period of the RSU.
The Company expects to settle RSUs, upon vesting, through the issuance of new common shares from treasury.
The Company has a Deferred Share Unit Plan (the “DSU Plan”), originally approved by the Board on December 20, 2007, under which each independent director is credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. At a minimum, 60% of each independent director’s annual retainer will be satisfied in the form of DSUs. After his or her first year of service, a director can elect to receive the remaining 40% in any combination of cash and DSUs. Within a specified period after a director ceases to be a member of the Board, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards and are awarded on a quarterly basis. These awards are measured at their fair value on the date of issuance and re-measured at each reporting period until settlement.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in selling, marketing and administration.

2.	ADOPTION OF ACCOUNTING POLICIES
In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard on the topic of revenue contracts, which replaces the existing revenue recognition standard. The new standard amends the number of requirements that an entity must consider in recognizing revenue and requires improved disclosures to help readers of financial statements better understand the nature, amount, timing and uncertainty of revenue recognized. For public entities, the new standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted for annual reporting periods and interim periods therein beginning after December 15, 2016. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures. The Company expects that upon adoption of this standard, significant revenue which would otherwise have been recognized in future periods will instead be recognized either in retrospectively restated periods or in a cumulative adjustment to retained earnings, depending on the Company’s chosen method of adoption. The Company also expects that upon adoption of this standard, certain revenues will be recognized earlier than they would be under the current standard.
In July 2015, the FASB issued a new accounting standard update on the topic of inventory. The amendments in this update provide guidance on the subsequent measurement of inventory from the lower of cost or market to the lower of cost and net realizable value for entities using the first-in, first-out or the average cost method. The amendments in this update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. It should be applied prospectively with earlier application permitted as of the beginning of the interim or annual reporting period. The Company expects to adopt this guidance in the first quarter of fiscal 2018 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In January 2016, the FASB issued a new accounting standard on the topic of financial instruments. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The standard primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the guidance clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for certain requirements. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In February 2016, the FASB issued a new accounting standard on the topic of leases. The new standards would require companies and other organizations to include lease obligations in their balance sheets, including a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases, the lessee would recognize a straight-line total lease expense. The guidance is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2020 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In March 2016, the FASB issued a new accounting standard on the topic of revenue from contracts with customers. The amendments in this update clarify the implementation guidance on principal versus agent considerations. When another party, along with the reporting entity, is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (as a principal) or to arrange for the good or service to be provided to the customer by the other party (as an agent). The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In March 2016, the FASB issued a new accounting standard on the topic of stock compensation. The amendments in this update simplify several aspects of the accounting for share-based payment award transactions, including the income tax

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. The guidance is effective for interim and annual periods beginning after December 15, 2016. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2018 and does not expect the adoption to significantly impact its results of operations, financial position, or disclosures.
In April 2016, the FASB issued an update that clarifies the implementation guidance on identifying promised goods or services and on determining whether an entity’s promise to grant a license with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In May 2016, the FASB issued an update that rescinds various standards codified as part of Topic 605, Revenue Recognition, in relation to the future adoption of Topic 606, Revenue from Contracts with Customers. These rescissions include changes to topics pertaining to revenue and expense recognition for freight services in process, accounting for shipping and handling fees and costs, and accounting for consideration given by a vendor to a customer. The Company is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In May 2016, the FASB issued a new accounting standard on the topic of revenue contracts that aims to reduce the risk of diversity in practice, including collectibility, non-cash consideration, presentation of sales tax and transition. The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In June 2016, the FASB issued a new accounting standard on the topic of financial instruments that replaces the “incurred loss” impairment methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred, with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance is effective for interim and annual periods beginning after December 15, 2019. Early adoption is permitted for annual reporting periods and interim periods therein beginning after December 15, 2018. The Company will adopt this guidance in the first quarter of fiscal 2021 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In August 2016, the FASB issued a new accounting standard on the topic of statements of cash flows. The amendments in this update clarify the classification of certain cash receipts and cash payments. The guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In October 2016, the FASB issued a new accounting standard on the topic of income taxes. The amendments in this update improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. This guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The Company plans to early adopt this guidance in the first quarter of fiscal 2018 and does not expect the adoption to significantly impact its results of operations, financial position, or disclosures.
In November 2016, the FASB issued a new accounting standard on the topic of statements of cash flows. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments in this update should be applied using a retrospective transition method to each period presented. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In December 2016, the FASB issued a new accounting standard update on technical corrections and improvements that will affect a wide variety of topics in the Accounting Standards Codification (the “Codification”). This update will clarify the Codification, correct errors or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice. The amendments in this update do not require transition guidance and are effective upon issuance of this update. The Company does not expect that this adoption will have a material impact on its results of operations, financial position and disclosures.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

In January 2017, the FASB issued a new accounting standard update on the topic of business combinations. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In January 2017, the FASB issued an accounting standard update on the topic of goodwill. The amendments in this update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The guidance is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2022 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In February 2017, the FASB issued a new accounting standard update on the topic of other income - gains and losses from the derecognition of non-financial assets. The amendments in this update clarify the scope of Subtopic 610-20, Other Income - Gains and Losses from the Derecognition of Non-Financial Assets and add guidance for partial sales of non-financial assets. The guidance is effective for fiscal years beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.

3.	CASH, CASH EQUIVALENTS AND INVESTMENTS

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use in pricing the asset or liability, such as inherent risk, non-performance risk and credit risk. The Company applies the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels:

•	Level 1 - Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

•
Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Significant unobservable inputs that are supported by little or no market activity.
The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The components of cash, cash equivalents and investments by fair value level as at February 28, 2017 were as follows:

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash
Bank balances	$218	$—	$—	$—	$218	$216	$—	$—	$2
Other investments	34	—	—		34	—	—	34	—
	252	—	—	—	252	216	—	34	2
Level 1:
Equity securities	10	—	(5)	—	5	—	5	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	242	—	—	—	242	143	50	—	49
Bankers’ acceptances	125	—	—	—	125	125	—	—	—
Commercial paper	274	—	—	—	274	212	62	—	—
Non-U.S. promissory notes	117	—	—	—	117	38	79	—	—
Non-U.S. government sponsored enterprise notes	49	—	—	—	49	—	49	—	—
Non-U.S. treasury bills/notes	300	—	—	—	300	—	300	—	—
U.S. treasury bills/notes	315	—	(1)	—	314	—	99	215	—
	1,422	—	(1)	—	1,421	518	639	215	49
Level 3:
Corporate notes/bonds	1	—	—	—	1	—	—	1	—
Auction rate securities	20	2	—	(3)	19	—	—	19	—
	21	2	—	(3)	20	—	—	20	—
	$1,705	$2	$(6)	$(3)	$1,698	$734	$644	$269	$51

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at February 29, 2016 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash and Cash Equivalents
Bank balances	$603	$—	$—	$—	$603	$600	$—	$—	$3
Other investments	52	—	—	—	52	—	—	52	—
	655	—	—	—	655	600	—	52	3
Level 1:
Auction rate securities	10	1	—	(1)	10	—	10	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	122	—	—	—	122	—	75	—	47
Bankers’ acceptances	73	—	—	—	73	73	—	—	—
Commercial paper	402	—	—	—	402	104	298	—	—
Non-U.S. promissory notes	175	—	—	—	175	65	110	—	—
U.S. government sponsored enterprise notes	104	—	—	—	104	—	104	—	—
Non-U.S. government sponsored enterprise notes	232	—	—	—	232	—	232	—	—
Non-U.S. treasury bills/notes	395	—	—	—	395	115	280	—	—
U.S. treasury bills/notes	435	—	—	—	435	—	311	124	—
	1,938	—	—	—	1,938	357	1,410	124	47
Level 3:
Corporate notes/bonds	2	—	—	—	2	—	—	2	—
Auction rate securities	21	2	—	(4)	19	—	—	19	—
	23	2	—	(4)	21	—	—	21	—
	$2,626	$3	$—	$(5)	$2,624	$957	$1,420	$197	$50
As at February 28, 2017, the Company’s other investments consisted of cost method investments of $34 million (February 29, 2016 - $52 million). During the year ended February 28, 2017, the Company recorded an other-than-temporary impairment charges of approximately $8 million relating to certain of its cost method investments (nil for the years ended February 29, 2016 and February 28, 2015) and realized gains of $12 million relating to the sale of one of the Company’s cost-based investments (nil for the years ended February 29, 2016 and February 28, 2015).
During the fiscal year ended February 28, 2017, the issuer of one of the Company’s cost-based investments conducted an initial public offering on the NASDAQ Stock Market. The Company received the value of its investment in public equities and classified the investment as a Level 1 available-for-sale equity security.
During the fiscal year ended February 28, 2015, the Company received a distribution of proceeds out previously held equity method investments in the amount of $134 million and recorded investment income of $115 million (pre-tax and after-tax).
The Company has restricted cash, consisting of cash and securities pledged as collateral to major banking partners in support of the Company’s requirements for letters of credit. These letters of credit support certain leasing arrangements entered into in the ordinary course of business, for terms ranging from one month to eight years. The Company is legally

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

restricted from accessing these funds during the term of the leases for which the letters of credit have been issued; however, the Company can continue to invest the funds and receive investment income thereon.
During the year ended February 28, 2017, the Company recognized realized gains on available-for-sale securities of nil (year ended February 29, 2016 - $1 million, year ended February 28, 2015 - $6 million). The Company has not recognized any realized losses on available-for-sale securities in the last three years.
The contractual maturities of available-for-sale investments as at February 28, 2017 were as follows:

	Cost Basis	Fair Value
Due in one year or less	$1,206	$1,206
Due in one to five years	217	216
Due after five years	17	19
No fixed maturity	10	5
	$1,450	$1,446
As at February 28, 2017 and February 29, 2016, the Company had no investments with continuous unrealized losses.
In valuing auction rate securities, the Company used a multi-year investment horizon and considered the underlying risk of the securities and the current market interest rate environment. The Company has the ability and intent to hold these securities until such time that market liquidity returns to normal levels, and does not consider the principal or interest amounts on these securities to be materially at risk. As there is uncertainty as to when market liquidity for auction rate securities will return to normal, the Company has classified the auction rate securities as long-term investments.

4.	FAIR VALUE MEASUREMENTS
For a description of the fair value hierarchy, see Note 3.
Recurring Fair Value Measurements
The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.
In determining the fair value of investments held (other than those classified as Level 3), the Company primarily relies on an independent third party valuator for the fair valuation of securities. Pricing inputs used by the independent third party valuator are generally received from two primary vendors. The pricing inputs are reviewed for completeness and accuracy, within a set tolerance level, on a daily basis by the independent third party valuator. The Company also reviews and understands the inputs used in the valuation process and assesses the pricing of the securities for reasonableness after conducting its own internal collection of quoted prices from brokers. Fair values for all investment categories provided by the independent third party valuator that are in excess of 0.5% from the fair values determined by the Company are communicated to the independent third party valuator for consideration of reasonableness. The independent third party valuator considers the information provided by the Company before determining whether a change in the original pricing is warranted.
The Company’s investments (other than those classified as Level 3) largely consist of securities issued by major corporate and banking organizations, the provincial and federal governments of Canada and the United States Department of the Treasury, and are all investment grade. The Company also holds equity securities following the initial public offering by the issuer of a previous cost-based investment.
For a description of how the fair value of currency forward contracts and currency option contracts and the fair value of the Debentures have been determined, see the “Derivative financial instruments” and “Convertible debentures” accounting policies in Note 1.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended February 28, 2017 and February 29, 2016:

Level 3
Balance at February 28, 2015	$40
Principal payments	(12)
Change in fair value	3
Transfers out of Level 3 to Level 1	(10)
Balance at February 29, 2016	21
Principal repayments	(1)
Balance at February 28, 2017	$20
The Company recognizes transfers in and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurred. There were no significant transfers in or out of Level 3 assets during the year ended February 28, 2017. During the year ended February 29, 2016, $10 million of auction rate securities were publicly called at par with settlement dates in March of 2016 and transferred from Level 3 to Level 1.
The Company’s Level 3 assets measured on a recurring basis include auction rate securities as well as corporate notes/bonds consisting of securities received in a payment-in-kind distribution from a former structured investment vehicle.
The auction rate securities are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the estimated weighted average life of each security based on its contractual details and expected pay down schedule based upon the underlying collateral, the value of the underlying collateral which would be realized in the event of a waterfall event, an estimate of the likelihood of a waterfall event, an estimate of the likelihood of a permanent auction suspension, and an estimate of the likelihood of the securities being called at par. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the probability of a waterfall event is accompanied by a directionally opposite change in the assumption used for the probability of a permanent auction suspension. A waterfall event occurs if the funded reserves of the securities become insufficient to make the interest payments, resulting in the disbursement of the securities’ underlying collateral to the security holders.
The following table presents the significant unobservable inputs used in the fair value measurement of the auction rate securities, as well as the impact on the fair value measurement resulting from a significant increase in each input in isolation. A significant decrease in each input would produce the opposite impact as shown below:

As at February 28, 2017	Fair Value	Valuation Technique	Unobservable Input	Range (weighted average)	Effect of Significant Increase in Input on Fair Value
Auction rate securities	$19	Discounted cash flow	Weighted average life	16 years	Decrease
			Collateral value (as a % of fair value)	148%	Increase
			Probability of waterfall event	10%	Increase
			Probability of permanent suspension of auction	5%	Decrease
			Probability of being called at par	25%	Increase

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

5.	DERIVATIVE FINANCIAL INSTRUMENTS
The notional amounts and fair values of financial instruments outstanding were as follows:

	As at February 28, 2017
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$1	$1	$89
Currency option contracts	Other current assets	1	—	1	37
Total		$1	$1	$2	$126

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$—	$(1)	$(1)	$28
Currency option contracts	Accrued liabilities	(1)	—	(1)	38
Total		$(1)	$(1)	$(2)	$66

Currency option contracts - premium	Accumulated other comprehensive loss	$—	$—	$—	$—
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.

	As at February 29, 2016
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$2	$2	$118
Currency option contracts	Other current assets	1	—	1	43
Total		$1	$2	$3	$161

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$—	$(2)	$(2)	$166
Currency option contracts	Accrued liabilities	—	—	—	23
Total		$—	$(2)	$(2)	$189

Currency option contracts - premium	Accumulated other comprehensive loss	$(2)	$—	$(2)	$—
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.
Foreign Exchange
The Company’s currency risk management objective in holding derivative instruments is to reduce the volatility of current and future income as a result of changes in foreign currency exchange rates. To limit its exposure to adverse movements in foreign currency exchange rates, the Company enters into foreign currency forward and option contracts.
The majority of the Company’s revenue for the fiscal year ended February 28, 2017 was transacted in U.S. dollars. However, portions of the revenue are denominated in Canadian dollars, Euros, and British Pounds. Purchases of raw

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

materials are primarily transacted in U.S. dollars. Other expenses, consisting of the majority of salaries, certain operating costs and manufacturing overhead, are incurred primarily in Canadian dollars. The Company enters into forward and option contracts to hedge portions of these anticipated transactions to reduce the volatility on income associated with the foreign currency exposures. The Company also enters into forward and option contracts to reduce the effects of foreign exchange gains and losses resulting from the revaluation of certain foreign currency monetary assets and liabilities. As at February 28, 2017, approximately 8% of cash and cash equivalents, 35% of accounts receivable and 23% of accounts payable and accrued liabilities were denominated in foreign currencies (February 29, 2016 - 10%, 30% and 16%, respectively).
See “Derivative financial instruments” in Note 1 for the Company’s accounting policies on these instruments.
As at February 28, 2017 and February 29, 2016, the outstanding derivatives designated as cash flow hedges were considered to be fully effective. The maturity dates of these instruments range from March 2017 to July 2017. As at February 28, 2017, the net unrealized loss on these forward and option contracts (including option premiums paid) was nil (February 29, 2016 - net unrealized loss of $1 million). Unrealized gains associated with these contracts were recorded in other current assets and AOCI. Unrealized losses were recorded in accrued liabilities and AOCI. Option premiums were recorded in AOCI. As at February 28, 2017, the Company estimates that the net unrealized losses (including option premiums) on forward and option contracts that will be reclassified into income within the next 12 months will be approximately nil. For the fiscal years ended February 28, 2017 and February 29, 2016, there were no realized gains or losses on forward contracts that were ineffective upon maturity.
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive loss for the year ended February 28, 2017:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(1)
Currency option contracts	—	Selling, marketing and administration	2
Total	$—		$1
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive loss for the year ended February 29, 2016:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(20)
Currency option contracts	(1)	Selling, marketing and administration	(10)
Total	$(1)		$(30)
As part of its currency risk management strategy, the Company may maintain net monetary asset and/or liability balances in foreign currencies. The Company enters into foreign exchange forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. The principal currencies hedged include the Canadian dollar, Euro, and British pound. These contracts are not subject to hedge accounting, and any realized and unrealized gains or losses are recognized in income each period, offsetting the change in the U.S. dollar value of the asset or liability. The maturity dates of these instruments range from March 2017 to May 2017. As at February 28, 2017, there were no net unrealized gains (net of premium paid) recorded in respect of these instruments (February 29, 2016 - net unrealized gain or losses of nil). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statements of operations for the years ended February 28, 2017 and February 29, 2016:

		Amount of Gain (Loss) in Income on Derivative Instruments
	Location of Gain (Loss) Recognized in Income on Derivative Instruments	February 28, 2017	February 29, 2016
Currency forward contracts	Selling, marketing and administration	$1	$44
Currency option contracts	Selling, marketing and administration	—	(4)
Total		$1	$40
For information concerning the impact of foreign exchange on the consolidated statement of operations net of the above derivative instruments, see Note 16.
Credit Risk
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at February 28, 2017, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains, was 100% (February 29, 2016 - 82%; February 28, 2015 - 47%). As at February 28, 2017, the Company had a total credit risk exposure across all counterparties with outstanding or unsettled foreign exchange derivative instruments of nil on a notional value of $24 million (February 29, 2016 - $1 million total credit risk exposure on a notional value of $291 million).
The Company maintains Credit Support Annexes (“CSAs”) with several of its counterparties. These CSAs require the outstanding net position of all contracts be made whole by the paying or receiving of collateral to or from the counterparties on a daily basis, subject to exposure and transfer thresholds. As at February 28, 2017, the Company had no collateral posted to or held with counterparties (February 29, 2016 - $2 million of collateral posted).
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at February 28, 2017, no single issuer represented more than 18% of the total cash, cash equivalents and investments (February 29, 2016 - no single issuer represented more than 17% of the total cash, cash equivalents and investments), and the largest single issuer was the U.S. Department of the Treasury.
Interest Rate Risk
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company has also issued the 3.75% Debentures (as defined below) as described in Note 10 with a fixed 3.75% interest rate. The fair value of the 3.75% Debentures will fluctuate with changes in prevailing interest rates. Consequently, the Company is exposed to interest rate risk as a result of the long term of the 3.75% Debentures. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

6.	CONSOLIDATED BALANCE SHEET DETAILS
Accounts receivable, net
The allowance for doubtful accounts as at February 28, 2017 was $12 million (February 29, 2016 - $10 million).
There was one customer that comprised more than 10% of accounts receivable as at February 28, 2017 (February 29, 2016 – no customer that comprised more than 10%).
Inventories
Inventories comprised the following:

	As at
	February 28, 2017	February 29, 2016
Raw materials	$4	$46
Work in process	1	32
Finished goods	21	65
	$26	$143
During fiscal 2017, the Company recorded non-cash, pre-tax charges of approximately $150 million relating to the write-down of inventory (fiscal 2016 - $36 million; fiscal 2015 - $95 million).
Other current assets
Other current assets include items such as deferred cost of sales and prepaid expenses, among other items, none of which were greater than 5% of the current assets balance in all years presented.
Property, plant and equipment, net
Property, plant and equipment comprised the following:

	As at
	February 28, 2017	February 29, 2016
Cost
Land	$—	$26
Buildings, leasehold improvements and other	101	397
BlackBerry operations and other information technology	1,070	1,183
Manufacturing equipment, research and development equipment and tooling	87	120
Furniture and fixtures	15	18
	1,273	1,744
Accumulated amortization	1,182	1,332
Net book value	$91	$412
For the year ended February 28, 2017, amortization expense related to property, plant and equipment amounted to $76 million (February 29, 2016 - $124 million; February 28, 2015 - $184 million).
Sale, disposal and abandonment of LLA
As part of the Company’s resource alignment program (the “RAP”) and the cost optimization and resource efficiency (“CORE”) program as described in Note 8, the Company has sold or disposed of a significant amount of property, plant and equipment. The Company incurred losses on the write-down of property, plant and equipment to fair value (as assets held for sale), the sale thereof, or disposal thereof of $171 million for the year ended February 28, 2017, which was primarily due to the sale of data center assets as described in Note 8 (February 29, 2016 - $195 million; February 28, 2015 - $169 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Intangible assets, net
Intangible assets comprised the following:

	As at February 28, 2017
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$676	$446	$230
Intellectual property	418	184	234
Other acquired intangibles	197	59	138
	$1,291	$689	$602

	As at February 29, 2016
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$677	$367	$310
Intellectual property	1,437	704	733
Other acquired intangibles	197	27	170
	$2,311	$1,098	$1,213
Other acquired intangibles include items such as customer relationships and brand.
For the year ended February 28, 2017, amortization expense related to intangible assets amounted to $163 million (February 29, 2016 - $492 million; February 28, 2015 - $510 million).
Total additions to intangible assets in fiscal 2017 amounted to $57 million (fiscal 2016 - $477 million). During fiscal 2017, the additions to intangible assets primarily consisted of payments for intellectual property relating to patent registration, licenses and maintenance fees.
Based on the carrying value of the identified intangible assets as at February 28, 2017, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each of the succeeding years is expected to be as follows: fiscal 2018 - $150 million; fiscal 2019 - $127 million; fiscal 2020 - $116 million; fiscal 2021 - $99 million; and fiscal 2022 - $81 million.
The weighted average remaining useful lives of the intangible assets are as follows:

As at
	February 28, 2017	February 29, 2016
Acquired technology	3.4 years	4.4 years
Intellectual property	8.5 years	7.7 years
Other acquired intangibles	5.0 years	6.0 years
Impairment of LLA
As discussed in Note 1, during fiscal 2017 the Company recorded an LLA Impairment Charge of $501 million, which was applicable to the intellectual property within the asset group associated with the Mobility Solutions segment. There were no LLA impairment charges taken in fiscal 2016 or fiscal 2015.
Sale, disposal and abandonment of long-lived assets
The Company conducts regular reviews of the individual patents, both organically generated and acquired, composing its patent portfolio. As a result of this review, for the year ended February 28, 2017, the Company ceased enforcement and abandoned legal right and title to patents with a cost of $62 million, accumulated amortization of $55 million, and a net book value of approximately $7 million (February 29, 2016 - $592 million, $456 million, and $136 million respectively; February 28, 2015 - $49 million, $15 million and $34 million, respectively).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Goodwill
Changes to the carrying amount of goodwill during the fiscal years ended February 28, 2017 and February 29, 2016 were as follows:

	Mobility Solutions	Software & Services	SAF	Corporate	Total
Carrying amount as at February 28, 2015	$—	$—	$—	$85	$85
Effect of foreign exchange on non-U.S. dollar denominated goodwill	—	—	—	(7)	(7)
Goodwill acquired through business combinations during the year	—	—	—	540	540
Carrying amount as at February 29, 2016	—	—	—	618	618
Allocation of goodwill to segments based on relative fair value of reporting units	5	561	52	(618)	—
Goodwill Impairment Charge	(5)	—	(52)	—	(57)
Effect of foreign exchange on non-U.S. dollar denominated goodwill	—	(2)	—	—	(2)
Carrying amount as at February 28, 2017	$—	$559	$—	$—	$559
As discussed in Note 1, the Company recorded the Goodwill Impairment Charge of $57 million during fiscal 2017.
Accrued liabilities
Accrued liabilities comprised the following:

	As at
	February 28, 2017	February 29, 2016
Warranty	$8	$33
Accrued royalties	43	38
RAP liability	36	38
Other	171	259
	$258	$368
Other accrued liabilities include, among other items, accrued vendor liabilities, accrued carrier liabilities and payroll withholding taxes, among other items, none of which were greater than 5% of the current liabilities balance.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Product Warranty
The change in the Company’s warranty expense and actual warranty experience from March 1, 2014 to February 28, 2017, as well as the accrued warranty obligations, are set forth in the following table:

Accrued warranty obligations as at March 1, 2014	$204
Actual warranty experience during fiscal 2015	(140)
Fiscal 2015 warranty provision	82
Adjustments for changes in estimate	(23)
Accrued warranty obligations as at February 28, 2015	123
Actual warranty experience during fiscal 2016	(44)
Fiscal 2016 warranty provision	39
Adjustments for changes in estimate	(85)
Accrued warranty obligations as at February 29, 2016	33
Transfer of warranty contribution liability from other accrued liabilities	5
Actual warranty experience during fiscal 2017	(10)
Fiscal 2017 warranty provision	9
Adjustments for changes in estimate	(29)
Accrued warranty obligations as at February 28, 2017	$8
During fiscal 2017, the Company’s warranty balance declined significantly as a result of changes in estimate, leading to a recovery of $29 million or $0.06 per share (fiscal 2016 - $85 million or $0.16 per share). The change in estimate resulted from a sustained significant decline in the return rate of the Company’s handheld devices.

7.	BUSINESS ACQUISITIONS
In fiscal 2017, the Company paid consideration of $5 million in cash to acquire certain intellectual property and employees of a company, which constituted a business. The Company allocated $4.5 million to intellectual property and $0.5 million to goodwill. The operating results of the acquired business have been included in the year ended February 28, 2017, and are immaterial to the Company’s operating results.
In fiscal 2016, the Company acquired the following businesses:
WatchDox Ltd.
On May 7, 2015, the Company acquired all of the issued and outstanding shares of WatchDox Ltd. (“WatchDox”), a data security company offering secure enterprise file-sync-and-share solutions, for approximately $59 million. The acquisition enhances the Company’s commitment to allow organizations to securely connect employees and corporate information across all mobile and desktop platforms. WatchDox’s technology is being offered independently and as a value-added service through BES12 that complements the Company’s enterprise mobility management portfolio.
AtHoc, Inc.
On September 22, 2015, the Company acquired all of the issued and outstanding shares of AtHoc, Inc. (“AtHoc”), a leading provider of secure networked crisis communications, for approximately $250 million (including $10 million of future post-combination employment expense). The acquisition enhances the Company’s strategy of providing secure communication solutions and complements the Company’s enterprise portfolio of cross-platform solutions and trusted global network to enable new capabilities for safety, security and mission-critical business communications.
Good Technology Corporation
On October 30, 2015, the Company acquired all of the issued and outstanding shares of Good Technology Corporation (“Good”), a provider of secure mobility solutions, including secure applications and containerization that protects end user privacy, for approximately $425 million (including $2 million of acquisition related costs and $6 million of future post-combination employment expense). The acquisition expands the Company’s ability to offer a unified, secure mobility platform with applications for any mobile device on any operating system. Good’s technology is being integrated with BES12, providing multi-platform support for both mobile and desktop operating system devices.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Encription Limited
On February 19, 2016, the Company acquired all of the issued and outstanding shares of Encription Holdings Limited and Encription Ireland Limited (“Encription”), a cybersecurity firm based in the United Kingdom, for $8 million of cash consideration. The acquisition expands the Company’s security portfolio and, combined with the Company’s existing security solutions, helps customers identify the latest cybersecurity threats, develop risk appropriate mitigation strategies, implement and maintain IT security standards and techniques, and defend against the risk of future attacks.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the preliminary fair value allocations of the acquisition price of the assets acquired and liabilities assumed during fiscal 2016:

	Good	AtHoc	WatchDox	Encription	Total
Non-cash assets acquired
Current assets	$33	$11	$3	$1	$48
Property, plant and equipment, net and other long term assets	9	3	—	—	12
Intangible assets
Acquired technology	148	55	30	—	233
Customer relationships	88	40	4	—	132
Brand	31	3	—	—	34
Other	9	—	—	—	9
Goodwill(1)	313	191	28	8	540
	631	303	65	9	1,008
Liabilities assumed
Current liabilities	54	6	3	1	64
Debt	88	—	—	—	88
Deferred revenue(2)	156	15	7	—	178
Deferred tax liability	7	42	—	—	49
	305	63	10	1	379
Net non-cash assets acquired	326	240	55	8	629
Cash acquired	23	—	4	—	27
Restricted cash acquired	10	—	—	—	10
Net assets acquired	359	240	59	8	666
Settlement of acquiree debt(3)	88	—	—	—	88
Elimination of bridge loan(4)	(30)	—	—	—	(30)
	417	240	59	8	724

Consideration
Cash consideration	329	240	59	8	636
Settlement of acquiree debt(3)	88	—	—	—	88
Total consideration	417	240	59	8	724

Acquisition-related costs (included in selling, general and administration expenses for the fiscal year ended February 29, 2016)	2	—	—	—	2
Future post-combination employment expense	6	10	—	—	16
Total purchase price	$425	$250	$59	$8	$742
______________________________

(1)	Goodwill represents the excess of the acquisition price over the fair value of net assets acquired, which is not expected to be deductible for tax purposes when goodwill results from share purchases.

(2)	The fair value of deferred revenue represents the costs to service the assumed obligations, plus a normal profit margin as required under purchase accounting.

(3)	$88 million in cash was paid to Good’s existing debt holders to settle Good’s debt outstanding at acquisition.

(4)
During the three months ended November 28, 2015 and following the signing of the definitive purchase agreement on September 4, 2015, the Company provided Good with a bridge financing loan of $30 million in cash. The cash was reacquired on acquisition and the loan was eliminated.

The weighted average amortization period of the acquired technology and customer relationships related to the business acquisitions completed during the year ended February 29, 2016 was approximately six years and seven years, respectively.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The amounts of revenue and net loss before income taxes of the acquisitions above (excluding intercompany amounts) included in the consolidated statements of operations for the year ended February 29, 2016 are as follows:

	Good		WatchDox/AtHoc/Encription		Total
	Revenue(1)	Net loss before income taxes(2)	Revenue(1)	Net loss before income taxes(2)	Revenue(1)	Net loss before income taxes(2)
Actuals from acquisition date to February 29, 2016	$48	$(8)	$22	$(11)	$70	$(19)
______________________________

(1)	Includes revenue recognized related to deferred revenue, the fair value of which represents the costs to service the assumed obligations, plus a normal margin, as required under purchase accounting.

(2)	Net loss before income taxes reflects costs associated with ongoing integration activities completed after the acquisition date.
Supplemental Pro Forma Combined Financial Statements
The following pro forma combined results for the years ended February 29, 2016 and February 28, 2015 reflect the consolidated statements of operations of the Company as if the acquisitions of Good, AtHoc, WatchDox and Encription had occurred at the beginning of fiscal 2014, the earliest comparative period previously presented by the Company in the year of the acquisition. These results combine the historical results of Good, AtHoc, WatchDox and Encription’s consolidated statements of operations and are not necessarily indicative of the consolidated results of operations of the combined business had the acquisitions actually occurred at the beginning of fiscal 2014 or of the results of future operations of the combined business.
The supplemental pro forma information, as if the acquisitions had occurred on March 2, 2014, is as follows:

	For the Years Ended
	February 29, 2016	February 28, 2015
Revenue	$2,332	$3,586
Net loss	(297)	(426)
The February 29, 2016 and February 28, 2015 supplemental pro forma results were adjusted to exclude $13 million and $20 million, respectively, of Good revenue that was recognized from the Company.

8.	RESTRUCTURING AND INTEGRATION
Resource Alignment Program
During fiscal 2016, the Company commenced the RAP for its device software, hardware and applications business with the objectives of reallocating Company resources to capitalize on growth opportunities, providing the operational ability to better leverage contract research and development services relating to its handheld devices, and reaching sustainable profitability. Other charges and cash costs may occur as programs are implemented or changes are completed.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table sets forth the activity in the Company’s RAP liability for fiscal 2017 and fiscal 2016:

	Employee Termination Benefits	Facilities Costs	Manufacturing Costs	Other Charges(1)	Total
Charges incurred	$73	$41	$16	$6	$136
Cash payments made	(61)	(15)	(16)	(6)	(98)
Balance as at February 29, 2016	12	26	—	—	38
Charges incurred	15	16	—	31	62
Cash payments made	(18)	(15)	—	(31)	(64)
Balance as at February 28, 2017	$9	$27	$—	$—	$36
(1) Other charges consist of costs associated with duplicate redundant systems from acquisitions that are being integrated into a single solution, and the effect of foreign exchange.
The RAP charges included employee termination benefits, facilities and manufacturing network simplification costs as well as integration costs related to the transition and alignment of facilities and systems to the Company’s focus on its enterprise software business. Total charges, including non-cash charges incurred in fiscal 2017 and fiscal 2016, were as follows:

	For the year ended
	February 28, 2017	February 29, 2016
Cost of sales	$25	$44
Research and development	4	47
Selling, marketing and administration	235	253
Total RAP charges	$264	$344
As discussed in Note 6, the Company completes reviews of the individual patents, both organically generated and acquired, comprising its patent portfolio. As a result of this review, the Company ceased enforcement and abandoned legal right and title to a number of patents. As part of the RAP, the Company classified certain of the charges associated with the selective abandonment of certain patents as restructuring activities, incurring a RAP charge of approximately $4 million for fiscal 2017 (fiscal 2016 - $136 million). The abandonment charges are included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations and included in the total RAP charges.
As part of the RAP, the Company decided to sell its data center assets to realize cost savings and efficiencies in the Company. The Company realized a loss on sale of approximately $165 million in fiscal 2017 in relation to the sale of these assets. The loss on sale has been included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations and included in the total RAP charges.
Cost Optimization and Resource Efficiency Program
In fiscal 2013, the Company commenced the CORE program with the objective of improving the Company’s operations and increasing efficiency. During fiscal 2017, the Company incurred approximately $7 million in total pre-tax recoveries related to the CORE program, related to facilities and foreign exchange costs (fiscal 2016 and fiscal 2015 - charges of $11 million and $322 million, respectively). During fiscal 2017, the Company made cash payments of $6 million related to the CORE program, as shown in the table below.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table sets forth the activity in the Company’s CORE program liability for fiscal 2017 and fiscal 2016:

	Employee Termination Benefits	Facilities Costs and Foreign Exchange	Manufacturing Costs and Foreign Exchange	Total
Balance as at February 28, 2015	$3	$30	$2	$35
Charges incurred (recovered)	—	12	(2)	10
Cash payments made	(3)	(26)	—	(29)
Balance as at February 29, 2016	—	16	—	16
Charges recovered	—	(7)	—	(7)
Cash payments made	—	(6)	—	(6)
Balance as at February 28, 2017	$—	$3	$—	$3
The CORE program charges (recoveries), including non-cash charges incurred in fiscal 2017, fiscal 2016 and fiscal 2015, were as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Cost of sales	$—	$—	$23
Research and development	—	2	70
Selling, marketing and administration	(7)	9	229
Total CORE program charges (recoveries)	$(7)	$11	$322
The fiscal 2017 CORE program recoveries relate to reconciliation of estimated accruals to actual costs incurred and do not represent charges for any activities during the quarter.
As part of the CORE program, the Company decided to sell certain redundant assets and discontinue certain operations to drive cost savings and efficiencies in the Company, which included divesting the majority of its Canadian commercial real estate portfolio (the “Real Estate Sale”) in fiscal 2015. The Company recorded no losses in fiscal 2017 (no losses in fiscal 2016 and $12 million in fiscal 2015) related to the write-down to fair value less costs to sell of these assets held for sale.
In fiscal 2015, the Company completed the Real Estate Sale, offering properties comprising over three million square feet of space through a combination of sale-leaseback and vacant asset sales. The Company recorded proceeds of approximately $278 million and incurred a net loss on disposal of approximately $66 million on these properties for a total net loss on disposal of $137 million for the Real Estate Sale, the remainder of which was recorded in prior periods when certain of the properties were classified as held for sale and were written down to fair value less costs to sell.
All losses on disposal or on write-down to fair value less costs to sell under the CORE program have been included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations and included in the total CORE program charges.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

9.	INCOME TAXES
The difference between the amount of the provision for income taxes and the amount computed by multiplying net income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Statutory Canadian tax rate	26.6%	26.6%	26.6%
Expected recovery of income taxes	$(320)	$(75)	$(102)
Differences in income taxes resulting from:
Valuation allowance	302	58	79
Investment tax credits	(20)	(29)	(51)
Canadian tax rate differences	1	2	(27)
Change in unrecognized income tax benefits	28	(9)	—
Foreign tax rate differences	6	6	11
Other differences	1	6	8
Withholding tax on unremitted earnings	—	(33)	1
	$(2)	$(74)	$(81)

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Loss before income taxes:
Canadian	$(1,301)	$(278)	$(600)
Foreign	93	(4)	215
	$(1,208)	$(282)	$(385)
The recovery of income taxes consists of the following:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Current
Canadian	$(3)	$(10)	$(153)
Foreign	(33)	38	21
Deferred
Canadian	—	(35)	39
Foreign	34	(67)	12
	$(2)	$(74)	$(81)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	February 28, 2017	February 29, 2016
Assets
Property, plant, equipment and intangibles	$180	$42
Non-deductible reserves	103	122
Minimum taxes	264	264
Convertible Debentures (see note 10)	12	7
Research and Development	259	244
Tax loss carryforwards	503	450
Other	81	60
Deferred income tax assets	1,402	1,189

Valuation allowance	1,361	993
Deferred income tax assets net of valuation allowance	41	196

Liabilities
Property, plant, equipment and intangibles	(50)	(173)
Withholding tax on unremitted earnings	—	—
Deferred income tax liabilities	(50)	(173)
Net deferred income tax asset/(liability)	$(9)	$23
Deferred income tax asset	$—	$33
Deferred income tax liability	(9)	(10)
	$(9)	$23
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will be realized. In evaluating the need for a valuation allowance, the Company noted that there were increases in deductible temporary differences that are not currently deductible for tax purposes and the Company has three years of cumulative losses for fiscal 2017. As a result, the Company was unable to recognize the benefit relating to a significant portion of deferred tax assets that arose in fiscal 2017 and earlier, which resulted in the recognition of a $1,361 million (February 29, 2016 - $993 million) valuation allowance against its deferred tax assets. The fiscal 2017 deferred tax recovery is partially offset by this deferred tax valuation allowance of $302 million and included in the income tax provision in fiscal 2017 (February 29, 2016 - $58 million). This accounting treatment has no effect on the Company’s actual ability to utilize deferred tax assets to reduce future cash tax payments. The Company will continue to assess the likelihood that the deferred tax assets will be realizable at each reporting period and the valuation allowance will be adjusted accordingly.
The Company’s total unrecognized income tax benefits as at February 28, 2017 and February 29, 2016 were $65 million and $37 million, respectively. A reconciliation of the beginning and ending amount of unrecognized income tax benefits that, if recognized, would affect the Company’s effective income tax rate is as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Unrecognized income tax benefits, opening balance	$37	$11	$8
Increase for income tax positions of prior years	28	—	3
Increase for income tax positions of current year	—	34	—
Settlement of tax positions	—	(8)	—
Other	—	—	—
Unrecognized income tax benefits, ending balance	$65	$37	$11

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 28, 2017, all of the unrecognized income tax benefits of $65 million have been netted against current income taxes and deferred income taxes on the Company’s consolidated balance sheets.
A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada(1)	Fiscal 2011 - 2017
United States(2)	Fiscal 2014 - 2017
United Kingdom	Fiscal 2016 - 2017
______________________________
(1)    Includes federal as well as provincial jurisdictions, as applicable.
(2)     Pertains to federal tax years. Certain state jurisdictions remain open from fiscal 2013 through fiscal 2017.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes, as well as the provisions for indirect and other taxes and related penalties and interest. The Company believes it is reasonably possible that approximately $31 million of its gross unrecognized income tax benefits will be realized in the next twelve months. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.
The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense that is netted and reported within investment income (loss). The amount of interest accrued as at February 28, 2017 was approximately $2 million (February 29, 2016 - approximately $1 million). The amount of penalties accrued as at February 28, 2017 was nominal (February 29, 2016 - nominal).
As at February 28, 2017, the Company has the following net operating loss carryforwards and tax credits, which are scheduled to expire in the following years:

Year of Expiry	Net Operating Losses	Capital Losses	Research and Development Tax Credits	Minimum Taxes
2028	$2	$—	$—	$—
2029	13	—	—	1
2030	—	—	—	109
2031	28	—	1	127
2032	—	—	—	27
2033	—	—	103	—
2034	—	—	110	—
2035	541	—	47	—
2036	822	—	37	—
2037	329		15
Indefinite	19	12	10	—
	$1,754	$12	$323	$264

10.	LONG-TERM DEBT

3.75% Convertible Debentures
On September 7, 2016, Fairfax Financial Holdings Limited (“Fairfax”) and other institutional investors invested in the Company through a private placement of new debentures in an aggregate amount of $605 million (the “3.75% Debentures”), which partially replaced $1.25 billion aggregate principal amount of debentures issued in fiscal 2014 (the “6% Debentures”) as described below (collectively, the “Debentures”).
Interest on the 3.75% Debentures is payable quarterly in arrears at a rate of 3.75% per annum.  The 3.75% Debentures mature on November 13, 2020, and each $1,000 of Debentures is convertible at any time into 100 common shares of the

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Company, for a total of 60.5 million common shares at a price of $10.00 per share for all 3.75% Debentures, subject to adjustments. Covenants associated with the 3.75% Debentures include limitations on the Company’s total indebtedness.
Under specified events of default, the outstanding principal and any accrued interest on the 3.75% Debentures become immediately due and payable upon request of holders holding not less than 25% of the principal amount of the Debentures then outstanding. During an event of default, the interest rate rises to 7.75% per annum.
The 3.75% Debentures are subject to a change of control provision whereby the Company would be required to make an offer to repurchase the 3.75% Debentures at 115% of par value if a person or group (not affiliated with Fairfax) acquires 35% of the Company’s outstanding common shares, acquires all or substantially all of its assets, or if the Company merges with another entity and the Company’s existing shareholders hold less than 50% of the common shares of the surviving entity.
As of February 28, 2017, the fair value of the 3.75% Debentures was determined to be $591 million. The difference between the fair value of the 3.75% Debentures and the unpaid principal balance of $605 million is $14 million.  The fair value of the 3.75% Debentures is measured using Level 2 fair value inputs.
The Company recorded non-cash income associated with the change in the fair value of the 3.75% Debentures of $14 million in fiscal 2017. With the charges associated with the change in the fair value of the 6% Debentures of $38 million as described below, the Company recorded total charges associated with the change in the Debentures of $24 million in fiscal 2017. The Company recorded non-cash income of $430 million in fiscal 2016 (the “Fiscal 2016 Debentures fair value adjustments”) and non-cash charges of $80 million in fiscal 2015. These adjustments are included in the Company’s consolidated statements of operations.
The Company recorded interest expense related to the Debentures of $48 million, which has been included in investment loss on the Company’s consolidated statements of operations in fiscal 2017 (fiscal 2016 - $75 million; fiscal 2015 - $75 million). The Company is required to make quarterly interest-only payments of approximately $6 million during the remaining term the 3.75% Debentures are outstanding.
Fairfax, a related party under U.S. GAAP, owned $500 million principal amount of the 6% Debentures and also purchased $500 million principal amount of the 3.75% Debentures. As such, the redemption of Fairfax’s portion of the 6% Debentures, the investment by Fairfax in the 3.75% Debentures and the payment of interest on the 3.75% Debentures represent related-party transactions. Fairfax receives interest at the same rate as other Debenture holders.
6% Convertible Debentures
In fiscal 2014, the Company issued $1.25 billion of 6% Debentures. The terms of the 6% Debentures were substantially similar to those of the 3.75% Debentures, except for an interest rate of 6%, and the Company had an option to redeem the 6% Debentures after November 13, 2016 at specified redemption prices in specified periods.
As at February 29, 2016, the fair value of the 6% Debentures was $1.28 billion. The Company recorded non-cash charges associated with the change in the fair value of the 6% Debentures of $38 million in fiscal 2017 prior to the redemption as described below.
On August 4, 2016, the Company announced that the Toronto Stock Exchange had accepted notice of the Company’s normal course issuer bid to purchase up to $125 million principal amount of the outstanding 6% Debentures, representing 10% of the outstanding 6% Debentures as at July 31, 2016. During the second quarter of fiscal 2017, the Company repurchased and canceled approximately $5.0 million principal amount of 6% Debentures for approximately $5.3 million.
On August 26, 2016, the Company announced that, with the approval of the holders of the 6% Debentures, the indenture governing the 6% Debentures had been amended to permit optional redemption by the Company prior to November 13, 2016, the first date the Company would have otherwise been able to redeem the 6% Debentures. The Company announced that it would redeem the 6% Debentures for a redemption amount of approximately $1.33 billion (the “Redemption Amount”, which included approximately $19 million in accrued interest), which would settle all outstanding obligations of the Company in respect of the 6% Debentures. The redemption was completed on September 2, 2016. As the Company accounted for the 6% Debentures at fair value, the impact to the consolidated statements of operations of the redemption was recorded in the second quarter of fiscal 2017, as the Redemption Amount represented the fair value of the 6% Debentures at August 31, 2016.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

11.	CAPITAL STOCK

(a)	Capital stock
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. As at February 28, 2017 and February 29, 2016, there were no Class A common shares or preferred shares outstanding.
The following details the changes in issued and outstanding common shares for the years ended February 28, 2017, February 29, 2016 and February 28, 2015:

	Capital Stock and Additional Paid-in Capital		Treasury Stock
	Stock Outstanding (000’s)	Amount	Stock Outstanding (000’s)	Amount
Common shares outstanding as at March 1, 2014	526,552	$2,418	7,660	$(179)
Exercise of stock options	945	6	—	—
Common shares issued for RSU settlements	1,305	—	—	—
Stock-based compensation	—	50	—	—
Excess tax benefit related to stock-based compensation	—	8	—	—
Sale of treasury stock	—	—	(6,033)	141
Treasury shares released for RSU settlements	—	(38)	(1,627)	38
Common shares outstanding as at February 28, 2015	528,802	2,444	—	—
Exercise of stock options	402	3	—	—
Common shares issued for RSU settlements	4,320	—	—	—
Stock-based compensation	—	60	—	—
Tax deficiencies related to stock-based compensation	—	(1)	—	—
Share repurchase	(12,607)	(59)	—	—
Common shares issued for employee share purchase plan	183	1	—	—
Common shares issued on the redemption of deferred share units	72	—	—	—
Common shares outstanding as at February 29, 2016	521,172	2,448	—	—
Exercise of stock options	131	1	—	—
Common shares issued for RSU settlements	8,689	—	—	—
Stock-based compensation	—	60	—	—
Tax deficiencies related to stock-based compensation	—	(1)	—	—
Common shares issued for employee share purchase plan	505	4	—	—
Common shares outstanding as at February 28, 2017	530,497	$2,512	$—	$—
The Company had 531 million voting common shares outstanding, 2 million options to purchase voting common shares, 21 million RSUs and 0.5 million DSUs outstanding as at March 28, 2017.
On May 6, 2015, the Board authorized a share repurchase program (the “Repurchase Program”) to purchase for cancellation up to 12 million common shares of the Company, or approximately 2.5% of the outstanding public float as of June 22, 2015. The Repurchase Program commenced on June 29, 2015 pursuant to a Notice of Intention to Make a Normal Course Issuer Bid dated June 25, 2015. On September 24, 2015, the Board authorized an increase in the number of common shares that may be purchased for cancellation under the Repurchase Program by up to 15 million common shares, subject to regulatory approval. On January 29, 2016, the Company sought and received regulatory approval from

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

the TSX to increase the maximum number of common shares that may be repurchased from 12 million common shares to 27 million common shares, or 5.8% of the public float as of June 22, 2015. The Company also announced that it had entered into an automatic purchase plan with its designated broker to allow for purchases of up to 2,685,524 common shares in connection with the Repurchase Program. During fiscal 2016, the Company repurchased 13 million common shares at a cost of approximately $93 million. The Company recorded a reduction of approximately $59 million to capital stock and the amount paid in excess of the per share paid-in capital of the common shares of approximately $34 million was charged to retained earnings. All common shares repurchased by the Company were canceled. The common share repurchase program that the Company commenced on June 29, 2015 expired on June 28, 2016. During fiscal 2017, the Company did not repurchase any common shares.

(b)	Stock-based compensation
Stock Options
The Company recorded a charge to income and a credit to paid-in-capital of approximately $1 million in fiscal 2017 (fiscal 2016 - $1 million; fiscal 2015 - $2 million) in relation to stock option-based compensation expense.
The Company has presented excess tax deficiencies from the exercise of stock option-based compensation awards as a financing activity in the consolidated statements of cash flows.
Stock options previously granted under the Equity Plan and Prior Plans generally vest over a period of three years to a maximum of five years, and are generally exercisable over a period of five years to a maximum of seven years from the grant date. The Company issues new shares to satisfy stock option exercises. There are approximately nine million shares in the equity pool available for future grants under the Equity Plan as at February 28, 2017.
A summary of option activity since March 1, 2014 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Exercise Price	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at March 1, 2014	3,267	$12.08
Granted during the year	526	10.06
Exercised during the year	(945)	7.13
Forfeited/cancelled/expired during the year	(1,362)	17.10
Balance as at February 28, 2015	1,486	9.34
Granted during the year	772	6.30
Exercised during the year	(402)	6.09
Forfeited/cancelled/expired during the year	(382)	14.45
Balance as at February 29, 2016	1,474	7.01
Granted during the year	673	7.96
Exercised during the year	(131)	6.14
Forfeited/cancelled/expired during the year	(393)	7.44
Balance as at February 28, 2017	1,623	$7.46	3.32	$—
Vested and expected to vest as at February 28, 2017	1,558	$7.46	3.29	$—
Exercisable as at February 28, 2017	603	$7.43	2.03	$—
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that would have been received by the option holders if all in-the-money options had been exercised on February 28, 2017. The intrinsic value of stock options exercised during fiscal 2017, calculated using the average market price during the year, was approximately $1.20 per share.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

A summary of unvested stock options since February 29, 2016 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value
Balance as at February 29, 2016	980	$2.95
Granted during the year	673	2.36
Vested during the year	(325)	3.09
Forfeited during the year	(308)	2.82
Balance as at February 28, 2017	1,020	$2.55
As at February 28, 2017, there was $2 million of unrecognized stock-based compensation expense related to unvested stock options that will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.52 years. The total fair value of stock options vested during the year ended February 28, 2017 amounted to $1 million (February 29, 2016 - $2 million, February 28, 2015 - $3 million).
Cash received from the stock options exercised for the year ended February 28, 2017 amounted to $1 million (February 29, 2016 - $3 million; February 28, 2015 - $6 million). There were no tax deficiencies incurred by the Company related to stock options exercised at February 28, 2017 (February 29, 2016 – tax deficiency of nil; February 28, 2015 – tax deficiency of nil).
During the year ended February 28, 2017, there were 672,712 stock options granted (February 29, 2016 - 772,056; February 28, 2015 - 526,091). The weighted average fair value of these grants was calculated using the BSM option pricing model with the following assumptions:

	February 28, 2017	February 29, 2016	February 28, 2015
Weighted average grant date fair value of stock options granted during the period	$2.36	$2.49	$4.32
Assumptions:
Risk-free interest rates	0.92%	1.00%	1.25%
Expected life in years	3.52	3.38	3.67
Expected dividend yield	—%	—%	—%
Volatility	38.86%	54.60%	56.59%
The Company has no current expectation of paying cash dividends on its common shares. The risk-free interest rates utilized during the life of the stock options are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common shares at the date of grant based on a combination of the implied volatility of publicly traded options on its common shares and historical volatility, as the Company believes that this is a reasonable indicator of expected volatility going forward. The expected life of stock options granted under the Equity Plan is based on historical exercise patterns, which the Company believes are representative of future exercise patterns.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Restricted Share Units
The Company recorded compensation expense with respect to RSUs of approximately $59 million in the year ended February 28, 2017 (February 29, 2016 - $59 million; February 28, 2015 - $48 million).
A summary of RSU activity since March 1, 2014 is shown below:

	RSUs Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at March 1, 2014	24,345	$8.15
Granted during the year	9,530	9.72
Vested during the year	(2,928)	13.73
Forfeited/cancelled during the year	(4,946)	9.55
Balance as at February 28, 2015	26,001	7.84
Granted during the year	8,986	7.20
Vested during the year	(4,320)	8.75
Forfeited/cancelled during the year	(2,997)	8.84
Balance as at February 29, 2016	27,670	7.38
Granted during the year	5,126	7.77
Vested during the year	(8,691)	7.69
Forfeited/cancelled during the year	(3,273)	7.94
Balance as at February 28, 2017	20,832	$7.26	1.44	$145
Vested and expected to vest February 28, 2017	19,893	$7.24	1.43	$138
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate closing share price of the Company’s common shares on February 28, 2017, that would have been received by RSU holders if all RSUs had been vested on February 28, 2017).
Tax deficiencies incurred by the Company related to the RSUs vested was $1 million for the year ended February 28, 2017 (February 29, 2016 - tax deficiency of $1 million; February 28, 2015 - tax benefit of $8 million).
Previously, the Company contributed capital to a trust account to enable a trustee to purchase shares on the open market in connection with the vesting of certain RSUs awarded by the Company. The trustee no longer holds shares and the trust was terminated in fiscal 2016. The Company expects to settle vested RSUs by issuing new common shares from treasury.
As at February 28, 2017, there was $92 million of unrecognized compensation expense related to RSUs that will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.43 years.
During the year ended February 28, 2017, there were 5,126,346 RSUs granted (February 29, 2016 - 8,986,019), all of which will be settled upon vesting by the issuance of new common shares.
Deferred Share Units
The Company issued 145,556 DSUs in the year ended February 28, 2017. There were 0.5 million DSUs outstanding as at February 28, 2017 (February 29, 2016 - 0.4 million). The Company had a liability of $3.8 million in relation to the DSU Plan as at February 28, 2017 (February 29, 2016 - $3.2 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

12.	EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted loss per share:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Net loss for basic and diluted loss per share available to common shareholders	$(1,206)	$(208)	$(304)
Less: Debentures fair value adjustment (1) (2)	—	(430)	—
Add: interest expense on Debentures (1) (2)	—	75	—
Net loss for diluted loss per share available to common shareholders	$(1,206)	$(563)	$(304)

Weighted average number of shares outstanding (000’s) - basic and diluted (2)	525,265	526,303	527,684
Effect of dilutive securities (000’s) (3)
Conversion of Debentures (1) (2)	—	125,000	—
Weighted average number of shares and assumed conversions (000’s) - diluted	525,265	651,303	527,684
Loss per share - reported
Basic	$(2.30)	$(0.40)	$(0.58)
Diluted	$(2.30)	$(0.86)	$(0.58)
______________________________
(1) The Company has not presented the dilutive effect of the Debentures using the if-converted method in the calculation of loss per share for the years ended February 28, 2017 and February 28, 2015, as to do so would be antidilutive. See Note 10 for details on the Debentures.
(2) The Company has presented the dilutive effect of the 6% Debentures using the if-converted method, assuming conversion at the beginning of fiscal 2016 for the year ended February 28, 2016. Accordingly, to calculate diluted loss per share, the Company adjusted net loss by eliminating the Fiscal 2016 Debentures fair value adjustments and interest expense incurred on the 6% Debentures in the year ended February 29, 2016, and added the number of shares that would have been issued upon conversion to the diluted weighted average number of shares outstanding. See Note 10 for details on the 6% Debentures.
(3) The Company has not presented the dilutive effect of in-the-money options or RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of loss per share for the years ended February 28, 2017, February 29, 2016 and February 28, 2015, as to do so would be antidilutive.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The components of accumulated other comprehensive loss are as follows:

	As at
	February 28, 2017	February 29, 2016	February 28, 2015
Accumulated net unrealized gains (losses) on available-for-sale investments	$(4)	$3	$3
Accumulated net unrealized losses on derivative instruments designated as cash flow hedges, net of tax	—	(1)	(26)
Foreign currency cumulative translation adjustment	(13)	(10)	—
Accumulated other comprehensive loss	$(17)	$(8)	$(23)
During the year ended February 28, 2017, $1 million in gains (pre-tax and post-tax) associated with cash flow hedges was reclassified from AOCI into selling, marketing and administration costs.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

14.	COMMITMENTS AND CONTINGENCIES

(a)	Credit facility and letters of credit
The Company has $43 million in collateralized outstanding letters of credit in support of certain leasing arrangements entered into in the ordinary course of business. See the discussion of restricted cash in Note 3.

(b)	Lease commitments
The Company is committed to future minimum annual lease payments related to real estate operating leases as follows:

For the fiscal years ending:
2018	$46
2019	29
2020	24
2021	14
2022	13
Thereafter	37
$163
For the year ended February 28, 2017, the Company incurred rental expense of $37 million (February 29, 2016 - $45 million; February 28, 2015 - $60 million).

(c)	Litigation
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in the Company’s unaudited Annual Information Form for the fiscal year ended February 28, 2017, which is included in the Company’s Annual Report on Form 40-F, including the risk factors entitled “Litigation against the Company may result in adverse outcomes” and “The Company could be found to have infringed on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 28, 2017, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable; therefore, no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result; however, an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent that has allegedly been infringed; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions alleging that during the period from September 27, 2012 through September 20, 2013, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed. In respect of the putative U.S. class actions, four motions for the appointment of a lead plaintiff were filed. On March 14, 2014, the Judge consolidated the proceedings in the U.S. District Court for the Southern District of New York. On May 27, 2014, the Consolidated Amended Class Action Complaint was filed. The Company filed a motion to dismiss the complaint. On March 13, 2015, the court issued an order granting the Company’s motion to dismiss. The plaintiffs filed a motion for reconsideration and for leave to file an amended complaint, which was denied by the court on November 13, 2015. The plaintiffs filed a notice of appeal on December 11, 2015. The U.S. Court of Appeals for the Second Circuit affirmed the District Court order dismissing the complaint, but vacated the order denying leave to amend and remanded to the District Court for further proceedings in connection with plaintiffs’ request for leave to amend. The plaintiffs filed their brief in support of their motion for leave to amend on November 17, 2016. The Company’s opposition was filed on December 19, 2016, and the plaintiffs filed their brief in support of the motion on January 3, 2017. In respect of the putative Ontario class action, the plaintiffs filed a motion for certification and leave to pursue statutory misrepresentation claims. On November 16, 2015, the Ontario Superior Court of Justice issued an order granting the plaintiffs’ motion for leave to file a statutory claim for misrepresentation. On December 2, 2015, the Company filed a notice of motion seeking leave to appeal this ruling. On January 22, 2016, the court postponed the hearing on the plaintiffs’ certification motion to an undetermined date after asking the Company to file a motion to dismiss the claims of the U.S. plaintiffs for forum non conveniens. Proceedings are ongoing.
On October 12, 2015, a group of Good institutional investors filed a putative class action lawsuit on behalf of Good’s common shareholders against members of Good’s former board of directors (the “GTC Directors”) related to the Company’s acquisition of Good (the “GTC Lawsuit”). The plaintiffs allege that the GTC Directors breached their fiduciary duty by engaging in a self-interested transaction that benefited the preferred shareholders at the expense of the common shareholders. The plaintiffs are seeking monetary damages, as well as rescission of the merger agreement between Good and the Company. While neither Good nor the Company are parties to the GTC Lawsuit, Good has certain obligations to indemnify the defendants and is providing a defense. On October 29, 2015, Good filed a complaint alleging that the plaintiffs breached their contractual obligations under a voting agreement providing that, in the event of a sale transaction that was approved by both the GTC Directors and a majority of the Good preferred shareholders, the plaintiffs were required to vote their shares in favour of the transaction and refrain from exercising any appraisal or dissenter rights. Good alleges that the filing of the GTC Lawsuit was a breach of the voting agreement. On December 31, 2015, several Good shareholders filed a petition seeking appraisal against Good. On August 25, 2016, the Court granted the plaintiff’s motion for leave to file an amended complaint naming additional defendants. Good and the Company are not named in the amended complaint. Proceedings are ongoing.
On April 20, 2016, the Company and Qualcomm entered into an agreement to arbitrate a dispute over the application of a royalty cap agreement related to a license agreement between the parties. The Company filed its Demand for Arbitration and Statement of Claim on May 2, 2016. Qualcomm filed its response on May 16, 2016. The arbitration hearing was held from February 27, 2017 to March 3, 2017. Proceedings are ongoing.
On April 28, 2016, one of the Company’s licensors filed a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration. The dispute relates to whether certain payments allegedly due under a patent agreement between the parties are in fact owed under the terms of the agreement. The Company filed its response on July 5, 2016. The Company filed a motion to dismiss on February 16, 2017, and a hearing on that motion is scheduled for March 30, 2017. Proceedings are ongoing.

(d)	Concentrations in certain areas of the Company’s business
The Company attempts to ensure that most components essential to the Company’s business are generally available from

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

multiple sources; however, certain components are currently obtained from limited sources within a competitive market, which subjects the Company to significant supply, availability and pricing risks. The Company has also entered into various agreements for the supply of components, the manufacturing of its products and agreements that allow the Company to use intellectual property owned by other companies; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to risks of supply shortages and intellectual property litigation risk.

(e)	Indemnifications
The Company enters into certain agreements that contain indemnification provisions under which the Company could be subject to costs and damages, including in the event of an infringement claim against the Company or an indemnified third party. Such intellectual property infringement indemnification clauses are generally not subject to any dollar limits and remain in effect for the term of the Company’s agreements. To date, the Company has not encountered material costs as a result of such indemnifications.
The Company has entered into indemnification agreements with its current and former directors and executive officers. Under these agreements, the Company agreed, subject to applicable law, to indemnify its current and former directors and executive officers against all costs, charges and expenses reasonably incurred by such individuals in respect of any civil, criminal or administrative action which could arise by reason of their status as directors or officers. The Company maintains liability insurance coverage for the benefit of its current and former directors and executive officers to reduce its exposure to such obligations. The Company has not encountered material costs as a result of such indemnifications in fiscal 2017. See the Company’s Management Information Circular for fiscal 2016 for additional information regarding the Company’s indemnification agreements with its directors and current and former executive officers.

15.	SEGMENT DISCLOSURES
The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by the chief operating decision maker (“CODM”) for making decisions and assessing performance as a source of the Company’s reportable operating segments. In the first quarter of fiscal 2017, the Company internally reorganized into multiple reporting units and, as a result, the CODM, who is the Executive Chairman and Chief Executive Officer of the Company, began making decisions and assessing the performance of the Company using three operating segments comprised of these reporting units, whereas the Company was previously a single operating segment.
The CODM does not evaluate operating segments using discrete asset information. The Company does not specifically allocate its assets to operating segments for internal reporting purposes, as these assets are mostly utilized across segments.
The operating segment results only include a minor amount of amortization or depreciation expenses associated with the Company’s property, plant and equipment that directly related to an operating segment.
The Company is organized and managed as three operating segments: Software & Services, Mobility Solutions, and SAF.
The following table shows information by operating segment for the fiscal year ended February 28, 2017:

	Software & Services	Mobility Solutions	SAF	Segment totals
Revenue (1)	$652	$409	$313	$1,374
Gross margin	522	98	229	849
Operating income (loss) (1)	149	(4)	224	369
(1) A reconciliation of segment revenue and segment operating income (loss) to consolidated revenue and consolidated operating income (loss) is set forth below.

Operating income (loss) includes depreciation expense of $1 million in Software & Services, $3 million in Mobility Solutions and $2 million in SAF.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows information by operating segment for the fiscal year ended February 29, 2016 and February 28, 2015:

	For the Years Ended
	February 29, 2016				February 28, 2015
	Software & Services	Mobility Solutions	SAF	Segment totals	Software & Services	Mobility Solutions	SAF	Segment totals
Revenue	$530	$884	$779	$2,193	$249	$1,480	$1,606	$3,335
Gross margin	400	(46)	665	1,019	183	61	1,385	1,629
The Company has not presented comparative information for operating income (loss) by segment, as it cannot practically allocate past operating expenses for the comparative periods to the current segments due to a fundamental reorganization of the internal reporting structure of the Company. Prior to the reorganization into the current structure, operations for each segment were integrated and centralized, and the Company does not have a reasonable basis with which to determine how operating expenses under the current structure may have compared to the previous structure.
The Software & Services segment consists of operations relating to the Company’s software products and service offerings, including:

•
Enterprise software and services, which provides mobile-first security, productivity, collaboration and end-point management solutions for the Enterprise of Things through the BlackBerry Secure platform, which integrates BlackBerry Unified Endpoint Management (“UEM”, formerly BES12), BlackBerry Dynamics (formerly Good Dynamics) and BlackBerry Workspaces (formerly WatchDox), among other products and applications;

•	BlackBerry Technology Solutions, which includes BlackBerry QNX, Certicom, Paratek, BlackBerry Radar and Intellectual Property and Licensing (the Company’s technology licensing business);

•	AtHoc, which provides secure, networked crisis communications solutions;

•	SecuSmart, which provides secure voice and text messaging solutions with advanced encryption and anti-eavesdropping capabilities;

•	Licensing and services related to BlackBerry Messenger (BBM); and

•	Professional Cybersecurity Services, which offers cybersecurity consulting services and tools.
The Mobility Solutions segment includes the development and licensing of the Company’s secure device software and the outsourcing to partners of all design, manufacturing, sales and customer support for BlackBerry-branded handsets. The Mobility Solutions segment also includes the sale of the Company’s DTEK60, DTEK50, Priv, Leap and Passport smartphones and smartphone accessories, as well as non-warranty repair services. In addition, the Company also continues to develop software updates for its legacy BlackBerry 10 platform, and delivers BlackBerry productivity applications to Android smartphone users via the Google Play store.
The SAF segment includes service access fees charged to subscribers using the Company’s legacy BlackBerry 7 and prior BlackBerry operating systems, and an allocation of revenue relating to service obligations and unspecified future software upgrades associated with BlackBerry 10 devices.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table reconciles segment revenues, gross margin and operating income (loss) to the Company’s consolidated totals:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Revenue
Revenue for segments	$1,374	$2,193	$3,335
Adjustments	(65)	(33)	—
Consolidated revenue	$1,309	$2,160	$3,335

Gross margin
Gross margin for reportable segments	$849	$1,019	$1,629
Adjustments to revenue	(65)	(33)	—
Adjustments to cost of goods sold	(167)	(45)	(25)
Consolidated gross margin	$617	$941	$1,604

Operating income (loss)
Operating income for segments	$369
Unallocated amounts:
Operating expenses	(314)
Adjustments:
Revenue	(65)
Cost of goods sold	(167)
Operating expenses	(253)
Impairment of goodwill	(57)
Impairment of long-lived assets	(501)
Loss on sale, disposal and abandonment of long-lived assets	(169)
Debentures fair value adjustment	(24)
Consolidated operating loss	$(1,181)
The CODM reviews segment information on an adjusted basis, which excludes certain amounts as described below:
Revenue
Software deferred revenue acquired - the Company has acquired businesses whose net assets include deferred revenue. In accordance with U.S. GAAP reporting requirements, the Company recorded write-downs of deferred revenue under arrangements pre-dating the acquisition to fair value, which resulted in lower recognized revenue than the original selling price until the related service obligations under such arrangements are fulfilled. Therefore, U.S. GAAP revenues after the acquisitions will not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. The adjustment described reverses the acquisition-related deferred revenue write-downs so that the full amount of revenue booked by the acquired companies is included, which the CODM believes provides a more useful representation of revenue in a given period and, therefore, will provide more meaningful comparative results in future periods.
Cost of goods sold
Restructuring and integration charges - relating to employee termination benefits, facilities, and manufacturing network simplification costs pursuant to RAP and CORE. The CODM believes that restructuring and integration costs do not reflect expected future operating expenses, are not indicative of the Company’s core operating performance, and are not meaningful in comparison to the Company’s past operating performance.
Stock compensation expenses - equity compensation is excluded as it is non-cash in nature. The CODM believes that excluding this expense allows for improved comparability of results.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Inventory write-down - the write-down of inventory relating to certain hardware as a result of the Company’s policy of recording inventory at the lower of cost or market. The CODM believes that excluding this expense will provide improved comparability of results.
Operating expenses
Restructuring and integration charges - relating to employee termination benefits, facilities, and manufacturing network simplification costs pursuant to RAP and CORE. The CODM believes that restructuring and integration costs do not reflect expected future operating expenses, are not indicative of the Company’s core operating performance, and are not meaningful in comparison to the Company’s past operating performance.
Stock compensation expenses - equity compensation is excluded as it is non-cash in nature. The CODM believes that excluding this expense allows for improved comparability of results.
Amortization of acquired intangible assets - relating to costs associated with the depreciation and amortization of intangible assets acquired through business combinations. The CODM believes that excluding this expense allows for improved comparability of results.
Business acquisition and integration costs - relating to costs associated with the acquisitions of businesses and include legal costs, audit and accounting fees, and other costs incurred related to acquiring and integrating the businesses acquired. These expenditures do not relate to the ongoing operation of the business, and they tend to vary significantly based on the timing of transactions. The CODM believes that excluding this expense allows for improved comparability of results.
Certain corporate overhead expenses are not allocated to segment operations. These generally relate to costs associated with the Company’s corporate operations, including administration and shared services functions, information technology related costs, and legal operations. Amortization of property, plant and equipment and intangible assets within operating expenses is excluded as well, as noted above. For segment reporting purposes, the Goodwill Impairment Charge, LLA Impairment Charge, as well as the charges in associated with loss on sale, disposal and abandonment of LLA that are included in restructuring and integration are not allocated to any particular segment. The fluctuation in the fair value of the Debentures as described in Note 10 is not allocated to segments.
Revenue, classified by major geographic segments in which the Company’s customers are located, was as follows:

	For the Years Ended
	February 28, 2017		February 29, 2016		February 28, 2015
North America
Canada	$146	11.1%	$238	11.0%	$216	6.4%
United States	572	43.7%	714	33.0%	775	23.2%
	718	54.8%	952	44.0%	991	29.6%
Europe, Middle East and Africa
United Kingdom	113	8.6%	195	9.0%	292	8.8%
Other	312	23.8%	621	28.8%	1,139	34.2%
	425	32.4%	816	37.8%	1,431	43.0%
Latin America	35	2.7%	117	5.4%	380	11.4%
Asia Pacific	131	10.1%	275	12.8%	533	16.0%
	$1,309	100.0%	$2,160	100.0%	$3,335	100.0%
Total revenues, classified by product and service type, regardless of segment, were as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Software and services	$622	$497	$249
Hardware and other	374	884	1,480
Service access fees	313	779	1,606
	$1,309	$2,160	$3,335

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Property, plant and equipment, intangible assets and goodwill, classified by geographic segments in which the Company’s assets are located, was as follows:

	As at
	February 28, 2017		February 29, 2016
	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets
Canada	$312	$493	$1,002	$1,467
United States	871	2,490	1,024	3,429
United Kingdom	21	112	39	220
Other	48	168	178	418
	$1,252	$3,263	$2,243	$5,534
Information about major customers
There were no customers that comprised more than 10% of the Company’s revenue in fiscal 2017 (fiscal 2016 - no customers that comprised more than 10%; fiscal 2015 - no customers that comprised more than 10%).

16.	CASH FLOW AND ADDITIONAL INFORMATION

(a)	Certain consolidated statements of cash flow information related to interest and income taxes paid is summarized as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Interest paid during the year	$48	$75	$75
Income taxes paid during the year	10	30	59
Income tax refunds received during the year	19	172	425

(b)	Additional information
Advertising expense, which includes media, agency and promotional expenses totaling $38 million (February 29, 2016 - $102 million; February 28, 2015 - $141 million) is included in selling, marketing and administration expenses for the fiscal year ended February 28, 2017.
Selling, marketing and administration expenses for the fiscal year ended February 28, 2017 included $4 million with respect to foreign exchange losses (February 29, 2016 - losses of $12 million; February 28, 2015 - gains of $42 million).